EXHIBIT 10.40

LICENSE AND DEVELOPMENT AGREEMENT

BETWEEN

Abiogen Pharma SpA

AND

Ambros Therapeutics, Inc.

December 18, 2024

List of Schedules

Schedule 1.2	[***]
Schedule 1.51	[***]
Schedule 2.3	[***]
Schedule 3.2	[***]
Schedule 4.4	[***]
Schedule 7.2	[***]
Schedule 10.2(k)	[***]

LICENSE AND DEVELOPMENT AGREEMENT

This License and Development Agreement (this “Agreement”) is entered into as of December 18, 2024 (the “Effective Date”) by and between Abiogen Pharma SpA, a corporation organized and existing under the laws of Italy and having a place of business at via Meucci 36, 56121 Ospedaletto, Pisa, Italy (“Abiogen”), and Ambros Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having a place of business at [***] (“Ambros”).  Abiogen and Ambros are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Abiogen is a pharmaceutical company that owns certain intellectual property related to, and currently commercializes in Italy under the trademark Nerixia®, neridronate, a small molecule with regulatory approval in Italy for use in the following indications: (i) Adults: Osteogenesis imperfecta; Paget’s disease of bone; Symptomatic treatment of algodystrophy in adults, with onset of symptoms less than 4 months earlier; (ii) Children (aged under 18 years) Osteogenesis imperfecta.

Whereas, Ambros is a pharmaceutical company intending to develop and commercialize treatments for diseases with high unmet medical need and was formed with the intent of initially focusing on the treatment of complex regional pain syndrome type 1 through Exploitation of Licensed Products in the Ambros Territory (with each capitalized term as respectively defined below); and

Whereas, Ambros, having received and reviewed the documentation provided by Abiogen and detailed in Schedule 2.3, during the due diligence to its satisfaction, desires to obtain from Abiogen an exclusive license to Exploit the Licensed Products in the Ambros Territory, and Abiogen is willing to grant such license to Ambros, all under the terms and conditions hereof.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1          “Abiogen Licensed Know-How” means any and all Information (including Data and Regulatory Materials) that (a) (i) is Controlled by Abiogen or its Affiliates as of the Effective Date or (ii) becomes Controlled by Abiogen or its Affiliates during the Term, and (b) is necessary or reasonably useful for the Exploitation of the Licensed Compounds or any Licensed Products in the Field in the Ambros Territory.

1.2          “Abiogen Licensed Patents” means any and all Patents that (a) (i) are Controlled by Abiogen or its Affiliates as of the Effective Date or (ii) become Controlled by Abiogen or its Affiliates during the Term, and (b) with the exception of Ambros Patents and Ambros’ interest in any Product Specific Joint Patents, Cover the Licensed Compounds or any Licensed Products in the Field in the Ambros Territory. Abiogen Licensed Patents include the Patents listed in Schedule 1.2.  Abiogen shall update Schedule 1.2 from time to time to include additional Patents qualifying as Abiogen Licensed Patents, including Patents issued from any listed application or claiming priority thereto or otherwise continuing therefrom.

1.3         “Abiogen Technology” means the Abiogen Licensed Know-How and Abiogen Licensed Patents. For the avoidance of doubt, except as may be provided in any supply agreement between the Parties or solely to address the case of Supply Failure, the Abiogen Technology will not be deemed to include intellectual property rights regarding the Manufacture of Licensed Compounds or Licensed Products.

1.4          “Abiogen Territory” means worldwide, excluding the NA Territory, provided, that upon the payment by Ambros of the relevant expansion fee(s) for territory expansion under Section 2.7, the [***] Territory and/or the [***] Territory, as the case may, be will be automatically excluded from the Abiogen Territory.

1.5        “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Ambros, its Affiliates or their respective Sublicensees adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.

1.6          “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.7          “Adverse Risk” means any risk of an adverse effect on the Development, procurement or maintenance of Regulatory Approval, Manufacture or Commercialization of Licensed Products.

1.8         “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.  For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.9          “Ambros Patents” means any Patents that claim Ambros Inventions.

1.10       “Ambros Technology” means any Patents or Information Controlled by Ambros or its Affiliates that are necessary or reasonably useful for the Exploitation of a Licensed Product. For clarity, Ambros Technology does not include Abiogen Technology.

1.11       “Ambros Territory” means, (i) at the Effective Date, the NA Territory, and (ii) upon the payment by Ambros of the relevant expansion fee(s) for territory expansion under Section 2.7, the NA Territory, together with the [***] Territory and/or the [***] Territory, as the case may be.

1.12       “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, to the extent applicable, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.13        “Business Day” means a day other than Saturday, Sunday or any day that banks in [***], are required or permitted to be closed. The word “day” shall mean a calendar day, and not a Business Day.

1.14        “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.

1.15       “CDMO” means a Third Party contract development and manufacturing organization, including, as the case may be, a CMO.

1.16       “Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party; provided that a Change of Control shall not include any transaction or series of transactions principally for (i) bona fide equity financing purposes in which cash is received by a Party or any successor, indebtedness of a Party is cancelled or converted, or a combination thereof, or (ii) a public offering of a Party’s securities.

1.17       “Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial or a Phase 4 Clinical Trial.

1.18       “CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, EMA and other applicable Regulatory Authorities.

1.19       “Combination Product” means a product in which one or more therapeutically or prophylactically active ingredients that are not Licensed Products, in each case that are sold in combination with, in addition to, or in a bundle with, a Licensed Product (including as a single product).  Such other active ingredient(s) are referred to as the “Other Product(s)”.

1.20       “CMO” means a Third Party contract manufacturing organization.

1.21      “Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Licensed Products.  “Commercialize” and “Commercializing” shall have the correlative meanings.

1.22      “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Ambros to Exploit a Licensed Product, [***].  [***].  Additionally, if Ambros Controls any other products, “Commercially Reasonable Efforts” shall be deemed to require Ambros to direct the majority of its resources to the clinical Development of Licensed Products until the top line data read-out for or earlier completion of the first Phase 3 Clinical Trial in CRPS-1 (“Phase 3 Completion”).

1.23      “Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form.  In addition, all Information disclosed by or on behalf of a Party or its Affiliates pursuant to the Confidentiality Agreement between [***] and Abiogen dated [***] and the Two-way Confidentiality Agreement between Ambros and Abiogen dated as of [***] (collectively, the “Confidentiality Agreements”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement. For clarity, during the Term and solely for purposes of this Agreement, Abiogen Licensed Know-How that is solely and specifically related to a Licensed Compound (but never regarding the Manufacture of Licensed Compounds or Licensed Products) shall be deemed Confidential Information of Ambros.

1.24        “Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party.

1.25       “Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or import of such Licensed Product by an unlicensed Third Party would infringe a Valid Claim in such Patent.  “Covered” and “Covering” shall have the correlative meanings.

1.26        “CRPS-1” means complex regional pain syndrome type 1.

1.27       “CTA” means a Clinical Trial Application which provides comprehensive information about the investigational medicinal product(s) and planned trial, enabling Regulatory Authorities to assess the acceptability of conducting the applicable study.

1.28       “Data” means all data, including CMC Information, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Ambros) or licensees pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable Inventions nor any drug master file on the Drug Substance.

1.29       “Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information which will in any case remain the exclusive property of Abiogen) for obtaining, registering and maintaining Regulatory Approval of Licensed Products; provided, however, “Development” shall exclude any activities relating to the Manufacture of Licensed Product.  “Develop” and “Developing” shall have the correlative meanings.

1.30       “Drug Substance” means bulk drug substance that is represented for use in a drug that, when used in the Manufacturing of a drug, becomes an active pharmaceutical ingredient, which constitute the Licensed Compound.

1.31        “EMA” means the European Medicines Agency or any successor entity.

1.32        “Expansion Option Term” means the period ending upon the later of (a) the [***] anniversary of the Effective Date and (b) the date that is [***].

1.33       “Exploit” or “Exploitation” means the using, having used, selling, having sold, offering for sale or otherwise disposing of, the Licensed Products, including all discovery, research, Development (including the conduct of Clinical Trials), registration, modification, enhancement, improvement, labeling, storage, formulation, exportation, importation, optimization, transportation, distribution, promotion, marketing and Commercialization activities related thereto. “Exploit” does not include Manufacturing, making or having made.

1.34        “EU” or “European Union” means the European Union member states as then constituted.

1.35       “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.36       “Field” means any and all uses in humans.

1.37       “First Commercial Sale” means with respect to a country, the first sale of a Licensed Product in such country to a Third Party by or on behalf of Ambros, its Affiliates or Sublicensees after Regulatory Approval (including any applicable pricing approval) has been obtained in such country.

1.38       “Fiscal Year” means Ambros’ fiscal year that starts on January 1 and ends on December 31, save that the first Fiscal Year shall commence on the Effective Date and end on 31 December and the last Fiscal Year shall end on the date of termination or expiry of this Agreement.

1.39       “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Ambros Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.40       “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by EMA or other Regulatory Authority applicable to the Ambros Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.41       “GMP” means (a) the good manufacturing practices required by the FDA and set forth in the FDCA or FDA regulations (including without limitation 21 CFR 210 and 211), policies, guidances or guidelines, or any applicable equivalent within a regulatory jurisdiction, including, without limitation, any applicable current good manufacturing practices requirements and pharmaceutical industry standards for the manufacture and testing of investigational pharmaceutical materials in force from time-to-time in the European Union (including, without limitation, Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice), the relevant national implementations of these rules and any relevant national and European Commission and Committee on Proprietary Medicinal Products guidance and, in particular, Annex 13 of the Guide to Good Manufacturing Practice entitled “Manufacture of investigational medicinal products”, as updated and amended from time-to-time, in each case in effect at any time during the Term of this Agreement, for the manufacture, handling and testing of investigational pharmaceutical products; (b) the corresponding requirements of each applicable Regulatory Authority or other Governmental Authority; and (c) any other guidances, procedures, practices, arrangements, additions or clarifications, as the Parties may agree in writing from time-to-time.

1.42      “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.43        “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.44        “IND” means an investigational new drug application submitted to the FDA pursuant to 21 C.F.R. Part 312, including any amendments or supplements thereto. References herein to IND will include, to the extent applicable, any foreign counterpart of the foregoing filed with a Regulatory Authority outside the U.S. for the investigation of a medicinal product in any other country or group of countries in conformance with the requirements of such Regulatory Authority.

1.45        “Indication” means [***].

1.46      “Information” means any Data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.

1.47        “Initiation” means, with respect to a Clinical Trial, [***].  “Initiate” and “Initiating” shall have the correlative meanings.

1.48       “Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Ambros) or licensees (in the case of Abiogen) (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Exploitation of Licensed Products, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

1.49        “Knowledge” as used with respect to Abiogen means actual knowledge of Abiogen’s [***], in each case [***].

1.50        “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.

1.51       “Licensed Compound” means (a) neridronate (neridronic acid), a small molecule bisphosphonate compound, and (b) any backup, follow-on, modification or derivative of neridronate Covered by Abiogen Licensed Patents or otherwise generated through the use of Abiogen Technology. For clarity, “Licensed Compounds” include the small molecule whose structure is set forth on Schedule 1.51.

1.52        “Licensed Product” means any product for use in the Field that comprises or incorporates the Licensed Compound as an active ingredient in any form, formulation and delivery mode, alone or in combination with any other active ingredients.

1.53        “Major [***] Markets” means [***].

1.54      “Manufacture” and “Manufacturing” means all activities by or on behalf of a Party related to the manufacturing of a Licensed Compound or a Licensed Product, or any ingredient or component thereof, including test method development and stability testing, formulation, manufacturing scale-up, manufacturing for Development or Commercialization, labeling, filling, processing, packaging, in-process and finished Licensed Product testing, shipping, storing, or release of a Licensed Compound or a Licensed Product or any ingredient or component thereof, quality assurance and quality control activities related to manufacturing and release of a Licensed Compound or a Licensed Product, ongoing stability tests, and regulatory activities, oversight and management related to any of the foregoing. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing.

1.55      “Manufacturing Cost” means, with respect to the Drug Substance supplied by Abiogen pursuant to the Drug Substance Supply Agreement: (a) if Abiogen or its Affiliate Manufactures the Drug Substance, the actual manufacturing cost of such Drug Substance  (as determined in accordance with Italian GAAP consistently applied with its other products); or (b) if a Third Party Manufactures such Drug Substance, the actual cost incurred by Abiogen or its Affiliate for the Manufacture of such Drug Substance  with such Third Party (as determined in accordance with IFRS consistently applied with its other products) without any additional mark-up; and in each case of (a) and (b), including internal and the external costs of insurance and transportation, import and export taxes and fees, and similar charges, for such Drug Substance.

1.56       “Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a pharmaceutical product, but excluding pricing approvals.

1.57       “NA Territory” means the United States (including Puerto Rico), Mexico and Canada.

1.58       “Net Sales” means [***]

(a)         [***]

(b)         [***]

(c)         [***]

(d)         [***]

[***]

[***]

[***]

[***]

(i)            [***]

(ii)           [***]

(iii)          [***]

(iv)          [***].

1.59       “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof, and all foreign Patents issuing from any of the foregoing to the extent that are necessary and reasonably useful for practicing the licenses according to this Agreement.

1.60       “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.61       “Phase 1 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

1.62       “Phase 2 Clinical Trial” means any human clinical trial of a Licensed Compound or Licensed Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

1.63      “Phase 3 Clinical Trial” means any human clinical trial of a Licensed Compound or Licensed Product designed to: (i) establish that such Licensed Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (iii) support Regulatory Approval of such Licensed Compound or Licensed Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

1.64       “Phase 4 Clinical Trial” means a human clinical trial of a Licensed Compound or Licensed Product that is (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Compound or Licensed Product or (b) conducted after the first Regulatory Approval of such product in the same disease state for which the Licensed Compound or Licensed Product received Regulatory Approval.

1.65          “Product Specific Joint Patents” means any Patents that claim Joint Inventions that are specifically related to a Licensed Compound or Licensed Product, including any such Patents that claim Joint Inventions that are related to the Manufacturing of a Licensed Compound or Licensed Product.

1.66      “Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, marketing, importation, exportation, use or commercial sale of a Licensed Product in a given country or regulatory jurisdiction.

1.67       “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.68      “Regulatory Materials” means regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country or jurisdiction.

1.69       “Sublicense” means any agreement under which Ambros sublicenses to a Third Party any of the rights to Abiogen Technology granted to Ambros under Section 2.1(a), including, without limitation, any option for such rights, but excluding rights granted to subcontractors or Affiliates.

1.70       “Sublicensee” means a Third Party that has received a license or other right under the Abiogen Technology in accordance with Section 2.1(c), but shall not include (i) any Third Party wholesaler or distributor engaged for the sale of Licensed Product (even if such wholesaler or distributor is granted a right or license to sell Licensed Product) provided that such wholesaler or distributor does not make any royalty, milestone, profit share or other payment to Ambros or its Affiliate based on such wholesaler’s or distributor’s sale of Licensed Product; or (ii) any Third Party contract research organization or manufacturer providing services to Ambros or its Affiliate (even if such contract research organization or manufacturer is granted a right or license to make Licensed Compound or Licensed Product). For clarity, the gross invoiced price for sale of Licensed Product to any wholesaler, distributor, contract research organization or manufacturer described above shall be included in Net Sales.

1.71       “Sublicensing Revenue” means [***].

1.72       “Supply Failure” means the failure by Abiogen to supply Ambros’ requirements for Licensed Compound or Licensed Product under the Clinical Supply Agreement or the Commercial Supply Agreement (i) for a shortfall of [***] percent ([***]%) less than the amount ordered under the relevant agreement in any particular Calendar Quarter, unless such amount is subsequently supplied in the following Calendar Quarter, or (ii) for a shortfall of more than [***] percent ([***]%) less than the respective amounts ordered under the relevant agreement for [***] consecutive Calendar Quarters.

1.73       “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature, together with any related fine, penalty, surcharge or interest thereon imposed by, or payable to, a Governmental Authority.

1.74        “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.75        “Upstream Agreement” means the agreement signed between Abiogen and [***] on [***] and its relevant termination signed on [***].

1.76        “U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.

1.77        “U.S.”, “USA” or “United States” means the United States of America, including all possessions and territories thereof.

1.78       “Valid Claim” means a claim (including a process, use, or composition of matter claim) of an issued and unexpired patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal.

1.79        Additional Definitions: The following table identifies the location of definitions set forth in various Sections of this Agreement:

Defined Terms	Section
Abiogen	Preamble
[***]	2.7(a)(ii)
[***]	2.7(a)(ii)
Abiogen Indemnitees	11.2
Abiogen Inventions	9.1(c)(ii)
Accused Party	9.5
Agreement	Preamble
Alliance Manager	3.1
Ambros	Preamble
Ambros Indemnitees	11.1
Ambros Inventions	9.1(c)(iii)
Ambros Manufacturing Improvements	9.1(c)(iii)
Claims	11.1
Clinical Supply Agreement	7.2
Commercial Supply Agreement	7.2
Confidentiality Agreement	1.23
Data Room	2.3
Development Milestone Event	8.3
Development Milestone Payment	8.3
Effective Date	Preamble
Enforcing Party	9.4(c)
[***] Exercise Notice	2.7(a)(i)
[***] Expansion Fee	2.7(a)(iv)
[***] Option	2.7(a)(i)
[***] Territory	2.7(a)(i)
Commercial Supply Agreement	7.2(b)
Drug Substance Supply Agreement	7.2(a)
Executive Officer	14.1

Defined Terms	Section
Existing Agreements	10.2(k)
Former Abiogen Partners	9.1(a)
GAAP	1.5
ICC	14.2
IFRS	1.5
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Infringement Action	9.5
Joint Inventions	9.1(c)(iv)
Joint Advisory Committee (JAC)	3.2(a)
Joint Executive Committee (JEC)	3.7
Joint Technical Committee (JTC)	3.3
Losses	11.1
NDA	1.56
Note	8.1
[***]	9.1(a)
Party	Preamble
Pharmacovigilance Agreement	5.5
Phase 3 Completion	1.22
Product Materials	4.7
Publication	12.4(a)
Remedial Action	5.6
Required Funding Commitment	4.1
[***] Exercise Notice	2.7(b)(i)
[***] Expansion Fee	2.7(b)(iii)
[***] Option	2.7(b)(i)
[***] Territory	2.7(b)(i)
Royalty Term	8.2(b)
SEC	12.3(c)
Step-In Rights	9.2(e)
Supply Agreements	7.2(c)
Term	13.1
Third Party License	8.2(d)
[***]	2.7(a)(iv)
[***]	2.7(b)(iii)
VAT	8.10(c)
Working Group	3.8

ARTICLE 2
LICENSE

2.1          License to Ambros.

(a)       License Grant. Subject to the terms and conditions of this Agreement, Abiogen hereby grants Ambros an exclusive (even as to Abiogen except as provided in Section 2.1(b) below), non-transferable (except as otherwise set forth in Section 15.6 below) license, with the right to sublicense through multiple tiers (solely as provided in Section 2.1(c)), under the Abiogen Technology, to Exploit the Licensed Products in the Field in the Ambros Territory.  Additionally, Abiogen hereby grants Ambros (i) a worldwide, non-exclusive license, with the right to sublicense (solely as provided in Section 2.1(c)), under the Abiogen Technology to Develop Licensed Products outside the Ambros Territory, solely to support Development of Licensed Products in the Ambros Territory, and (ii) solely in the event of a Supply Failure, a worldwide, non-exclusive license, with the right to sublicense (solely as provided in Section 2.1(c) and subject to the terms of Section 7.5), under the Abiogen Technology, to have Manufactured Licensed Products in the Field for sale or use in the Ambros Territory, provided, however, that the foregoing license does not include the right to Manufacture, except as expressly set forth in this Agreement, including under Article 7.

Notwithstanding anything to the contrary, Abiogen’s manufacturing process, including but not limited to all related techniques, methods, formulations, and procedures, shall be and remain the Confidential Information of Abiogen and are exclusive and proprietary to Abiogen. All rights to the manufacturing process and know-how are expressly reserved by Abiogen (except as expressly included within the foregoing license grant to Ambros), and no part of this Agreement shall be construed to imply otherwise. Ambros shall not, and shall ensure that its Affiliates and Sublicensees do not, practice such manufacturing process or know-how outside the scope of the license granted under Section 2.1(a)(ii).

(b)         Abiogen Retained Rights.  Notwithstanding the exclusive rights granted to Ambros in Section 2.1(a), Abiogen and its Affiliates shall retain the following:

(i)          the exclusive (except as provided otherwise in this Agreement) right to practice the Abiogen Technology within the scope of the license granted to Ambros under Section 2.1(a) in order to perform, or have performed by a Third Party contractor, Abiogen’s obligations under this Agreement (including the obligation to Manufacture or have Manufactured Licensed Products for Ambros’ use in the Ambros Territory);

(ii)           the exclusive (except as provided otherwise in this Agreement) right to Manufacture or have Manufactured Licensed Products anywhere in the world; and

(iii)          the exclusive (except as provided otherwise in this Agreement) right to practice and license the Abiogen Technology outside the scope of the license granted to Ambros under Section 2.1(a).

(c)          Sublicense Rights.  Until completion of the first Phase 3 Clinical Trial for a Licensed Product, Ambros shall not have the right to grant sublicenses under the licenses granted in Section 2.1(a) except with Abiogen’s prior written consent to do so (not to be unreasonably withheld, conditioned or delayed), provided that Ambros may grant sublicenses to its Affiliates or Third Party service providers performing activities for or on behalf of Ambros in connection with the Development or Commercialization of Licensed Products without such consent at any time.  After completion of the first Phase 3 Clinical Trial for a Licensed Product, Ambros may grant sublicenses under the licenses granted in Section 2.1(a) to its Affiliates or any Third Party without Abiogen’s consent. Ambros shall ensure that each such sublicense shall be materially consistent with the terms and conditions of this Agreement applicable to such sublicense, including terms of intellectual property, confidentiality, and non-use consistent with, and at least as protective as, those set forth in this Agreement. Ambros shall be solely responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement, and no such sublicense agreement shall relieve Ambros of its obligations under this Agreement, except to the extent they are fully and satisfactorily performed by any such Sublicensee. Ambros shall promptly (in all cases within [***] Business Days) notify Abiogen of the granting of such sublicense and provide a reasonably redacted copy of the executed sublicense to Abiogen, provided that Ambros shall not be required to provide a copy of any agreements with Third Party service providers unless such agreement with a service provider includes a sublicense beyond what is customary or reasonably required for such service provider to perform the services it is engaged for.

2.2        No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party. Ambros shall not, and shall ensure that its Affiliates and Sublicensees do not, practice any of the Abiogen Technology outside the scope of the licenses granted under Section 2.1(a).

2.3        Technology Transfer. [***].

2.4         Clinical Supply Technology Transfer. Within [***] days following the Effective Date, Abiogen shall transfer to a CDMO (or CDMO(s)) of Ambros’ choice reasonably acceptable to Abiogen, copies of all data, information and materials (including CMC Information) in Abiogen’s Control regarding the manufacturing process for drug product for the Licensed Compound or the Licensed Products for the sole purpose of the clinical supply of the same by Ambros’ CDMO(s) only, including any such data, information or materials regarding the manufacturing process for the Drug Substance which are reasonably useful for the manufacturing of the drug product necessary for Phase 3 Clinical Trial(s) (the “Clinical Supply Technology Transfer”). For any such information under Abiogen’s Control, but not in its possession, Abiogen shall initiate the process to procure such information from any Third Parties within [***] days following the Effective Date and shall use its commercially reasonable efforts to promptly obtain such information, which shall then be included in the Clinical Supply Technology Transfer once obtained. The CDMO(s) of Ambros’ choice shall sign a confidentiality agreement that is customary in the industry.

2.5        Technical Assistance; Ambros Responsibility of Clinical Supply. Clinical supply of Licensed Product shall be performed by Ambros’ CDMO reasonably acceptable by Abiogen, subject to Section 7.1. Abiogen shall reasonably assist Ambros and/or its CDMO(s) in the use and understanding of the Abiogen Technology and information shared pursuant to the Technology Transfer and the Clinical Supply Technology Transfer, and shall provide reasonable technical assistance, and make its technical personnel (including its CMC experts) reasonably available to Ambros and its CDMO(s) at Ambros’ request. Ambros may review and access data, information and materials made available to its CDMO for the Clinical Supply Technology Transfer as is necessary or desirable for Ambros to achieve oversight of the activities of its CDMO and to fulfil its obligations under this Agreement.

2.6          Transfer of IND. Within [***] Business Days from the Effective Date, Abiogen shall cause [***], the actual holder of IND on behalf of Abiogen to start the process of transferring the existing IND (number [***]) including the Orphan Drug Designation and the Break-Through Therapy Designation for the Licensed Product in the Ambros Territory to Ambros (including by filing an IND transfer letter with the FDA).

2.7          Territory Expansion Option.

(a)          [***] Expansion Option.

(i)           During the Expansion Option Term, Ambros shall have the right to expand the Ambros Territory to include, subject to Section 2.7(a)(ii), [***].  In the event that Ambros wishes to exercise the [***] Option, it shall provide written notice of such election to Abiogen (“[***] Exercise Notice”) prior to the expiration of the Expansion Option Term.

(ii)          Notwithstanding Section 2.7(a)(i), the [***] Territory specifically excludes [***].

(iii)         Upon receipt of the [***] Exercise Notice, Abiogen shall issue to Ambros an invoice for the [***] Expansion Fee (as calculated in accordance with Section 2.7(a)(iv)). Ambros shall pay Abiogen the [***] Expansion Fee within [***] days after receipt of such invoice. Upon receipt by Abiogen of the [***] Expansion Fee, the Ambros Territory shall automatically be expanded to include the [***] Territory.

(iv)         The “[***] Expansion Fee” means, [***].

(b)          [***] Expansion Option.

(i)           During the Expansion Option Term, Ambros shall have the right to expand the Ambros Territory to include [***].  In the event that Ambros wishes to exercise the [***] Option, it shall provide written notice of such election to Abiogen (“[***] Exercise Notice”) prior to the expiration of the Expansion Option Term.

(ii)         Upon receipt of the [***] Exercise Notice, Abiogen shall issue to Ambros an invoice for the [***] Expansion Fee (as calculated in accordance with Section 2.7(b)(iii)).  Ambros shall pay Abiogen the [***] Expansion Fee within sixty (60) days after receipt of such invoice.  Upon receipt by Abiogen of the [***] Expansion Fee, the Ambros Territory shall automatically be expanded to include the ROW Territory.

(iii)         The “[***] Expansion Fee” means [***].

(c)        [***].  Upon payment of the [***] Expansion Fee [***].  Abiogen shall use Commercially Reasonable Efforts to (A) Develop and obtain Regulatory Approval for at least one (1) Licensed Product for use in CRPS-1 in the Abiogen [***] Territory and (B) Commercialize at least one (1) Licensed Product for use in CRPS-1 in the Abiogen [***] Territory after such Licensed Product has obtained Regulatory Approval.

2.8           [***] Marketing Authorization.  Subject to [***]. Rights on Nerixia® will remain always the exclusive property of Abiogen, and Abiogen may continue in perpetuity to commercialize Nerixia® in any and all its formulations in [***].

ARTICLE 3
GOVERNANCE

3.1          Alliance Managers.  Within [***] days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”).  The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of each Party’s Development, Manufacturing, and Commercialization of Licensed Products. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products.  Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2          Joint Advisory Committee.

(a)        Formation; Purpose.  Within [***] days after the Effective Date, the Parties shall establish a joint advisory committee (the “Joint Advisory Committee” or “JAC”) for the overall coordination and oversight of the Parties’ activities under this Agreement.  The role of the JAC shall be:

(i)            to review and discuss (but not approve (except as otherwise expressly provided for in Section 3.4) each Party’s Development, Manufacture and Commercialization of Licensed Products in the Field in the Ambros Territory and the Abiogen Territory;

(ii)           to review and approve (subject to the last sentence of Section 4.4) any material change or deviation from any of the Plan Core Elements;

(iii)         following a notification by Ambros that it intends to pursue any additional Indication in addition to CRPS-1, discuss and agree upon milestones for any such Indication, provided that if the Parties are unable to agree upon appropriate milestones through the JAC and upon referral to the JEC, the amounts shall be determined by an independent Third Party appointed by the Parties in accordance with Schedule 3.2;

(iv)          to coordinate the Commercialization of Licensed Products in the Ambros Territory and Abiogen Territory (as well as the Abiogen [***] Territory) to ensure consistent global marketing of Licensed Products in the Field;

(v)           to review, discuss, and resolve any Adverse Risk brought to the JAC pursuant to Section 5.3;

(vi)          to coordinate the overall Patent strategy for Licensed Products;

(vii)         to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

(b)        Members. The JAC shall be comprised of an equal number of representatives from each Party.  Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JAC’s responsibilities.  Each Party shall initially appoint [***] to the JAC.  The JAC may change its size from time to time by unanimous consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party.  Each Party shall appoint [***] of its representatives on the JAC to act as the co-chairperson.  The role of the co-chairpersons shall be to convene and preside at the JAC meetings and to ensure the circulation of meeting agendas at least [***] Business Days in advance of JAC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JAC representatives.  Employees or consultants of either Party that are not representatives of the Parties on the JAC may attend meetings of the JAC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JAC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.

(c)       Meetings.  The JAC shall meet at least [***] per Calendar Quarter during 2025, and thereafter [***] during the Term until Regulatory Approval by the FDA for the first Licensed Product, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special JAC meeting (by videoconference or teleconference) by at least [***] Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JAC no later than [***] Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision.  The JAC may meet in person, by videoconference or by teleconference.  All JAC meetings shall be conducted in English, and all communications, reports and records by and between the Parties under this Agreement shall be in English.  The co-chairpersons shall alternate responsibility for preparing reasonably detailed written minutes of the JAC meetings that reflect, without limitation, all material decisions made at such meetings.  The co-chairpersons (or their designees) shall send draft meeting minutes to each representative of the JAC for review and approval within [***] Business Days after the JAC meeting.  Such minutes shall be deemed approved unless one or more JAC representatives object to the accuracy of such minutes within [***] Business Days of receipt.

3.3         Joint Technical Committee.  Within [***] days after the Effective Date, the Parties shall also establish a Joint Technical Committee (“JTC”) which shall be a forum for the exchange of information and data relating to the clinical supply activities for Licensed Compounds and Licensed Products for each Party. The JTC shall have decision-making power in relation to the implementation of clinical supply activities. The JTC shall have an equal number of representatives of the Parties as agreed by the Parties and shall meet at a frequency to be agreed by the Parties. For clarity, despite the existence of the JTC, Abiogen shall always be involved in any and all relationships or relevant communication with Ambros’ CDMO as may be designated clinical supply activities under Article 7.

3.4          Decision Making at the JAC and JTC.  The JAC and JTC shall strive to seek consensus in its actions and decision making process and all decisions by the JAC and the JTC shall be made by consensus, with each Party having collectively [***] vote in all decisions.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within [***] Business Days after such matter was brought to the relevant committee for resolution or after such matter has been referred to the JAC, then, (i) if such matter was before the JAC, the Parties shall refer such matter to the JEC for resolution, or (ii) if such matter was before the JTC, [***] shall have the final decision-making authority: provided [***].

3.5         Limitation of JAC and JTC Authority.  The JAC and JTC shall only have the respective powers expressly assigned to each in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.6         Discontinuation of the JAC and JTC.  The activities to be performed by the JAC and JTC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JAC and the JTC shall continue to exist unless the Parties mutually agree to disband the JAC or the JTC, as the case may be; provided, that [***].  Thereafter, the JAC shall have no further obligations under this Agreement and each Party shall designate a contact person for the exchange of information relevant to activities that would have been performed by the JAC under this Agreement and decisions of the JAC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

The JAC shall be established again on the terms herein in case of new Development of a Licensed Product and/or a Licensed Compound in the Field (such as a new indication or Combination Product).

3.7        Joint Executive Committee.  Within [***] days after the Effective Date, the Parties shall also establish a joint executive committee (the “Joint Executive Committee” or “JEC”) for exchange of high-level and strategic information and coordination among the executives of the Parties and the resolution of any matters referred to the JEC by the JAC under Section 3.4.  Each Party shall designate [***] senior executive to the JEC (who shall not be one of the members of the JAC or the JTC), and the JEC shall meet once each Fiscal Year during the Term unless it is convened to resolve any matter referred to it by the JAC, in which case it shall convene upon such referral promptly to attempt in good faith to resolve such matter within [***] Business Days. For any matter that remains unresolved by the JEC (including any matter relating to decisions related to the Development of the Licensed Compound or Licensed Products), Ambros’ board of directors shall have the final decision-making authority with respect to such matter.  The JEC may meet in person, by videoconference or by teleconference.  All JEC meetings shall be conducted in English, and all communications, reports and records by and between the Parties under this Agreement shall be in English.

3.8          Working Groups.  From time to time, the JAC may establish and delegate duties of the JAC to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities; provided that in any case neither Party shall be required by the Working Group to assume any responsibility, financial or otherwise, beyond those agreed to in writing by such Party, in particular pursuant to each Party’s respective obligations under this Agreement. Each such Working Group shall be constituted and shall operate as the JAC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed.  Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JAC may determine.  Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JAC.  In no event shall the authority of the Working Group exceed that of the JAC.  All decisions of a Working Group shall be by consensus.  Any disagreement between the members of a Working Group shall be referred to the JAC for resolution. Without limiting the foregoing, any Working Group regarding the Development or Commercialization of the Licensed Compound or Licensed Products shall include at least one member designated by each of Abiogen and Ambros.

ARTICLE 4
DEVELOPMENT

4.1          Overview; Diligence.  Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Ambros shall be solely responsible for the Development of Licensed Products in the Field for the Ambros Territory, at its own cost and expense (except as otherwise expressly set forth herein), including all non-clinical and clinical studies and (subject to Sections 2.3 2.4 and 2.5) collection of CMC Information, as necessary to obtain Regulatory Approval for Licensed Products in any country in the Ambros Territory.  Ambros shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) Licensed Product for use in CRPS-1 in the United States, provided that [***]. Activities by Ambros’ Affiliates and Sublicensees will be considered as Ambros’ activities under this Agreement for purposes of determining whether Ambros has complied with any obligation to use Commercially Reasonable Efforts. Following expansion of the Ambros Territory to include the Major [***] Markets pursuant to Section 2.7, Ambros shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) Licensed Product for use in CRPS-1 in each such Major [***] Market.

4.2          Required Funding Commitment. In addition to the diligence requirements under Section 4.1, Ambros shall raise, within [***] months following the Effective Date, actual or committed funding from accredited Third Party investors equal to the lesser of (a) [***] U.S. Dollars (US$[***]), or (b) an amount that is sufficient to [***] (the “Required Funding Commitment”). Ambros represents that the Required Funding Commitment is expected to be sufficient to fund [***]. If the Required Funding Commitment is not sufficient to fund [***], Ambros hereby agrees that it will use Commercially Reasonable Efforts to obtain sufficient additional funding to [***]. For clarity, the Required Funding Commitment is exclusive of [***].

4.3         Cooperation.  Abiogen shall provide such technical assistance and cooperation to Ambros as Ambros may reasonably request, at Ambros’ sole cost and expense, as necessary or reasonably useful for Ambros to Develop or Commercialize Licensed Products in the Field in the Ambros Territory; provided, that Ambros shall reimburse Abiogen for any such assistance that exceeds [***] hours of employee support per [***] (such cap excluding any time spent by Abiogen’s personnel under Article 3) at a rate of $[***] per hour.

4.4        Development Plan.  An initial development plan is attached to this Agreement as Schedule 4.4 (the “Initial Development Plan”) and sets forth Ambros’ plan for the ongoing Development of the Licensed Compound and Licensed Products, which may be amended by the JAC.  The Initial Development Plan sets out a list of critical parameters, requirements or specifications mutually agreed between the Parties (the “Plan Core Elements”).  On an annual basis, Ambros shall provide to Abiogen through the JAC an updated development plan reflecting any remaining or ongoing development activities until the date on which [***], unless a new development activity is commenced by Ambros for a Licensed Product (such as a new indication or Combination Product), in which case Ambros shall continue to provide an updated development plan on an annual basis. Without limiting the foregoing, Ambros shall prepare and submit to the JAC for review the protocol design of a Phase 3 Clinical Trial in CRPS-1, which upon mutual agreement of the Parties that it corresponds to the Plan Core Elements, shall be appended to this Agreement.  [***].

4.5         Development Records.  Each Party shall maintain complete, current and accurate records of all activities (and all Data and other Information resulting from such activities) conducted with respect to Licensed Products by such Party, its Affiliates and their respective Sublicensees (in the case of Ambros) and licensees (in the case of Abiogen). Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document all non-clinical studies and Clinical Trials for Licensed Products in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP, and shall provide the other Party English translations thereof (to the extent prepared and originated in a language other than English).  Each Party shall have the right to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes in accordance with this Agreement. For clarity, nothing in this Section 4.5 requires Abiogen to provide access to, or copies of, Data or Information regarding the manufacturing process of Licensed Compounds or Licensed Products to Ambros.

4.6         Development Reports.  Each Party shall keep the other Party reasonably informed as to the progress and results of such Party’s, its Affiliates’ and their respective (Sub)licensees’ Development activities (including prompt reporting of available clinical Data (in English)).  Without limiting the foregoing, at each regularly scheduled JAC meeting, each Party shall provide the other Party with a reasonably detailed written report summarizing its Development activities performed since the last JAC meeting and the results thereof.  In addition, within [***] days after the end of each Fiscal Year, each Party shall provide the other Party with a detailed written annual report regarding the progress of its Development activities and any results therefrom, provided that neither Party shall be required to submit such reports so long as the information that would be contained therein is provided to the JAC or JTC during the time period in which the JAC or the JTC meet regularly. In addition, Ambros shall provide Abiogen, without undue delay, with any updates to the estimated timing for major events in the Development of Licensed Products. The Development records shall be fully uploaded into the Data Room.

4.7          Data Exchange.  [***].

4.8          Subcontractors. Ambros shall have the right to engage subcontractors to conduct any activities necessary for Development or, to the extent permitted by this Agreement, Manufacturing of Licensed Products, including but not limited to non-clinical studies, Clinical Trials, CMC activities, and regulatory services for Licensed Products, under this Agreement.  Ambros shall ensure that each such subcontractor is subject to terms of a binding agreement consistent with the terms and conditions of this Agreement relevant to the activities performed by such subcontractors, including terms of intellectual property, confidentiality, and non-use consistent with, and at least as protective as, those set forth in this Agreement. Ambros shall be responsible for all acts and omissions of such subcontractors as if such acts or omissions had been taken by Ambros itself.

ARTICLE 5
REGULATORY MATTERS

5.1          Regulatory Responsibilities.

(a)        Ambros will have the sole right and duty to file any and all Regulatory Materials for the Licensed Compound and Licensed Product in the Field in Ambros Territory. Subject to the terms and conditions of this Agreement, Ambros will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Ambros Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for Licensed Products in the Field in any country in the Ambros Territory.  Ambros shall be responsible for filing each CTA and MAA in the Field in the Ambros Territory for each Licensed Product. Ambros shall, at its sole costs and expenses, oversee, monitor and manage all regulatory interactions, communications and filings with, and submission to, Regulatory Authorities with respect to the Licensed Compound and Licensed Product in the Field in Ambros Territory.

(b)        Ambros shall prepare and submit all Regulatory Materials for the Licensed Product in the Ambros Territory. Abiogen shall prepare and submit all Regulatory Materials for the Licensed Product in the Abiogen Territory. Abiogen shall timely notify Ambros of all material regulatory communications that are related to the Licensed Product in the Abiogen Territory and give Ambros a minimum of [***] days (or such shorter period of time as may be appropriate if a Regulatory Authority requires Abiogen’s response sooner than within [***] days) to review and comment. Abiogen shall provide Ambros copies of all regulatory communications regarding the Licensed Product that are in Abiogen’s Control and have not been previously provided to Ambros. Abiogen shall also provide to Ambros copies of the final submitted version of each material Regulatory Material and each granted Regulatory Approval in the Abiogen Territory. Ambros shall keep Abiogen informed of regulatory developments related to the Licensed Product(s) in the Ambros Territory via the JAC.

(c)         Abiogen shall provide all reasonable assistance and cooperation to Ambros as Ambros may reasonably request, at Ambros’ sole cost and expense, during the Term of this Agreement, with respect to the satisfaction of its obligations under Section 5.1(b), including (i) in connection with the preparation of Regulatory Materials, (ii) (A) making available competent personnel to attend regulatory meetings or join such meetings by teleconference and (B) providing documentation within Abiogen’s possession and control, in each case as requested by Regulatory Authorities at Ambros’ cost, and (iii) providing Ambros with additional Regulatory Materials in the Abiogen Territory as requested by Regulatory Authorities in the Ambros Territory within a reasonable timeframe commensurate with the volume of Ambros’ reasonable request. Abiogen shall keep Ambros informed of regulatory developments related to the Licensed Product(s) in the Abiogen Territory via the JAC.

5.2          Right of Reference to Regulatory Materials.  Each Party (including its Sublicensee(s), if any) hereby grants to the other Party (i) the right to utilize all data generated during the Development and Commercialization of the Licensed Product in its respective territory and (ii) the right to use any dossiers prepared, and reference any applications for Regulatory Approvals filed, in its respective territory, in each case of (i) and (ii), to the extent necessary or reasonably useful for the other Party’s filings for Regulatory Approvals in relation to the Licensed Product in its respective territory and for the Manufacture, to the extent permitted by this Agreement, Development and Commercialization thereof and to the extent allowed legally or contractually under any Third Party agreements entered prior to the Effective Date.  Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.

5.3         No Harmful Actions.  If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have an Adverse Risk, whether in the Abiogen Territory or in the Ambros Territory, such Party may bring the matter to the attention of the JAC and the Parties shall [***].

5.4       Notification of Threatened Action.  Each Party shall immediately (but in any event no later than [***] Business Days) notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization or regulatory status of any Licensed Product.  Upon receipt of such information, the Parties shall consult with each other [***].

5.5        Adverse Event Reporting and Safety Data Exchange.  During the Term, the Parties agree to comply with any and all applicable Laws then applicable to the Licensed Product safety data collection and reporting.  No later than [***] days [***] with respect to the Development of any Licensed Product in the Ambros Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Licensed Product globally.  Further, no later than one hundred and [***] days [***] of any Licensed Product in the Ambros Territory, the Parties shall enter into a separate Pharmacovigilance Agreement regarding the Commercialization of the Licensed Product. Each of the Pharmacovigilance Agreements shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product, and other routine pharmacovigilance reporting requirements (including the Parties’ respective obligations relating to periodic safety updates).  Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws.  Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting requirements, in which case the local reporting requirements shall prevail. The Pharmacovigilance Agreements shall provide for an adverse event database for the Licensed Products in the Field in the Abiogen Territory to be maintained by Abiogen at Abiogen’s expense, and a global safety database for the Licensed Products to be maintained by Ambros at Ambros’ expense, the contents of which, for clarity, shall also be available to Abiogen. As between the Parties, Abiogen shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in the Field in the Abiogen Territory, and Ambros shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in the Field in the Ambros Territory.  As between the Parties, Abiogen shall also be responsible for reporting any quality complaints, adverse events and safety data related to Licensed Products in the Field in the Abiogen Territory to Ambros for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and Sublicensees and licensees to comply with such obligations.

5.6         Remedial Actions.  Each Party will notify the other Party immediately (but in any event no later than [***] Business Days), and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”).  The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Each Party shall, and shall ensure that its Affiliates and Sublicensees and licensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible, but in no event less than what is required under applicable Laws) of the Licensed Product in the Ambros Territory and the Abiogen Territory.  Ambros shall have sole discretion with respect to any matters relating to any Remedial Action in the Ambros Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense.  Abiogen shall have sole discretion with respect to any matters relating to any Remedial Action in the Abiogen Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense; provided, however, if Ambros determines in good faith that any Remedial Action with respect to any Licensed Product in the Abiogen Territory should be commenced or is required by applicable Laws or Regulatory Authority, Abiogen shall discuss such Remedial Action with Ambros.

ARTICLE 6
COMMERCIALIZATION

6.1          Overview; Diligence.  Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Ambros shall have the sole right and responsibility for and have operational control over all aspects of the Commercialization of Licensed Products in the Field in the Ambros Territory, including:  (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities and other payors regarding the price and reimbursement status of Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Field in the Ambros Territory.  Ambros shall bear all of the costs and expenses incurred in connection with such Commercialization activities.  Ambros shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product for use in CRPS-1 in the United States after such Licensed Product has obtained Regulatory Approval.  Following expansion of the Ambros Territory pursuant to Section 2.7, Ambros shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in each jurisdiction in which Ambros obtains Regulatory Approval.

6.2         Commercialization Reporting.  Ambros shall, on each [***], provide Abiogen with a written report summarizing in reasonable detail its major Commercialization activities conducted during the prior Fiscal Year. All information and reports provided to Abiogen pursuant to this Section 6.2 shall be treated as Confidential Information of Ambros hereunder.

6.3          Distribution.  Ambros will be solely responsible for the distribution of Licensed Products in the Field in the Ambros Territory.

6.4         Brand Security and Anti-Counterfeiting.  The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.  Practices around these incidents will comply with Ambros’ then-current standards, where such standards define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.

6.5        No Diversion.  Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees or licensees, will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s territory. With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Ambros) or licensees, will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries for distribution of Licensed Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) knowingly sell or distribute Licensed Products to any person in such Party’s territory who intends to sell or has in the past sold Licensed Products in such countries.  In relation to the foregoing subsection (d), each Party shall undertake reasonable diligence of its Affiliates, Sublicensees and licensees prior to engaging such parties for the distribution or sale of Licensed Product.  If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory, such Party shall promptly refer that order to the other Party and such Party shall not accept any such orders.  Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country in the other Party’s territory.  Each Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Ambros) or licensees, will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory.

ARTICLE 7
MANUFACTURE AND SUPPLY

7.1          Clinical and Commercial Supply.

(a)        Drug Substance.  Abiogen will provide [***] any and all amounts of Drug Substance necessary for Ambros to conduct the Development activities as set out in Article 4. Notwithstanding anything to the contrary, the Drug Substance will be supplied by Abiogen for the entire Term of this Agreement. Abiogen shall supply such Drug Substance for clinical supply at the Manufacturing Cost of such Drug Substance plus a [***] percent ([***]%) mark-up.  Additionally, in the event of a Supply Failure, Abiogen will supply to Ambros Drug Substance for commercial supply at the Manufacturing Cost of such Drug Substance plus a [***] percent ([***]%) mark-up.

(b)         Clinical Supply. Subject to the last sentence of Section 7.2(a), Ambros shall perform, through a CDMO of Ambros’ choice as per Section 2.4, the clinical supply activities and shall be responsible for the costs directly related to the clinical supply activities under Article 4 (including internal and external costs incurred by Abiogen relating thereto, but excluding any costs associated with manufacturing facility improvements and activities in preparation of commercial supply incurred by Abiogen).

(c)         Commercial Supply.  Subject to the terms and conditions of this Agreement and the applicable Supply Agreement (including Ambros’ rights under Section 7.5), for the entire Term, Abiogen shall sell and supply, or cause to be supplied, to Ambros, and Ambros shall purchase exclusively from Abiogen, all of Ambros’, its Affiliates’ and its and their Sublicensees’ requirements of Licensed Product for commercial distribution in the Field in the Ambros Territory, as described in additional detail in Sections 7.2 and 7.3. Abiogen shall supply Ambros with Licensed Product in (1) the form/dosage/formulation(s) that have been developed as of the Effective Date; or (2) any form/dosage/formulation that will be agreed between the Parties for future Development or Exploitation of the Licensed Product. Notwithstanding anything to the contrary the Drug Substance will be supplied by Abiogen for the entire Term of this Agreement. Ambros is responsible, at Ambros’ sole cost and expense, for (x) any design and content (including text, images, logos, instructions, warnings and other material to be included) of all cartoning, packaging and labeling of the Licensed Products for commercial use in accordance with applicable Laws in the Ambros Territory and (y) the distribution of Licensed Products in the Field in the Ambros Territory.

7.2          Supply Agreements.

(a)       Abiogen shall manufacture and supply, or have manufactured and have supplied, Drug Substance for use in Clinical Trials and other development and registration activities with respect to Licensed Product in the Field for the Ambros Territory. Abiogen shall manufacture and supply Drug Substance in accordance with (i) applicable Law, (ii) any requirements by the applicable Regulatory Authority for the Licensed Product in the Ambros Territory, and (iii) the written Drug Substance supply agreement or the Material Transfer Agreement to be entered into simultaneously with this Agreement (in either case, the “Drug Substance Supply Agreement”). Following receipt by Abiogen of authorization from the FDA (if any) to manufacture and supply drug product for clinical use in the United States for Clinical Trials of the Licensed Product, when practicable, the Parties shall negotiate in good faith and agree to terms pursuant to which Ambros, for future Development, will obtain supply of drug product for clinical use from Abiogen and shall enter into a clinical supply agreement accordingly.

(b)         Abiogen shall manufacture and supply, or have manufactured and have supplied, Licensed Product to Ambros for commercial distribution in the Field in the Ambros Territory, in accordance with (i) applicable Law, (ii) any requirements by the applicable Regulatory Authority for the Licensed Product in the Ambros Territory, and (iii) a written commercial supply agreement to be entered into simultaneously with this Agreement (the “Commercial Supply Agreement”).

(c)         Within [***] days from the execution of this Agreement, the Parties shall enter into a written quality agreement to be negotiated in good faith with reference to the Drug Substance Supply Agreement. Within [***] days from the filing of the Licensed Product to the FDA, the Parties shall enter into a written quality agreement to be negotiated in good faith with reference to the Commercial Supply Agreement (the Drug Substance Supply Agreement and the Commercial Supply Agreement together, the “Supply Agreements”).

7.3         Supply Price. The transfer price for Drug Substance of the Licensed Product supplied by or on behalf of Abiogen to Ambros under the Drug Substance Supply Agreement will be at Manufacturing Cost plus the mark-up as per Section 7.1(a).  The transfer price for drug product under the Commercial Supply Agreement at a price of [***] percent ([***]%) of Net Sales of the applicable unit of Licensed Product sold in the NA Territory.  For clarity, with respect to the supply of drug product under the Commercial Supply Agreement by Abiogen, Abiogen shall be responsible for purchasing all Drug Substance utilized in the Manufacture of drug product, and Ambros shall not be obligated to reimburse Abiogen for the cost of such Drug Substance.  In case of exercise of one or both of the [***] Option or the [***] Option by Ambros, the transfer price for the commercial supply of Licensed Product for the [***] Territory and the [***] Territory will be negotiated in good faith by the Parties and established within [***] days from the exercise of the applicable option exercise; provided that if the Parties are unable to agree upon such commercial supply price, the amounts shall be determined by an independent Third Party appointed by the Parties in accordance with Schedule 3.2.

7.4          Second Source Supplier.

(a)        Abiogen shall engage a back-up CMO reasonably acceptable to Ambros to ensure that Abiogen is able to meet Ambros’ requirements for the commercial supply of Licensed Products.  Abiogen shall establish such back-up CMO (i.e., completion of necessary validation, facility approvals and comparability assessments, etc. required under applicable Law to permit the supply of Licensed Product) no later than the filing of the first NDA in the United States for CRPS-1 for the Licensed Product as per the Initial Development Plan in Schedule 4.4. Abiogen shall include in any agreement with such CMO a requirement that Ambros will be an express third-party beneficiary under such agreement solely for enforcing certain provisions thereof (including any failure to supply or meet specifications) but not for receiving any intellectual property or confidential information regarding the manufacturing process. Where needed and upon Abiogen’s consent, Ambros may procure validation batches of Licensed Products from such back-up CMO, provided that Ambros shall not use any such batches for any purpose other than supporting an NDA filing. Ambros shall provide a reasonably detailed description explaining why such procurement is necessary.

(b)        Abiogen shall maintain for the entire Term of the Commercial Supply Agreement at least two Drug Substance suppliers. No later than [***] days after the receipt of the first NDA in the United States for CRPS-1 for the Licensed Product, Abiogen shall procure and retain in its premises for the entire term of the Supply Agreements, no less than [***] months of Ambros’ requirements of Drug Substance.

7.5          Supply Failure.

(a)        If a Party reasonably believes that there is a reasonable risk of a Supply Failure, then such Party shall provide written notice thereof to the other Party, and the Parties shall discuss in good faith potential remedies or failure mitigation strategies.

(b)         In the event of a Supply Failure, Abiogen shall promptly investigate the cause of the Supply Failure, and the Parties shall discuss in good faith potential remedies or failure mitigation strategies, including potentially qualifying a second source of supply. Abiogen shall use Commercially Reasonable Efforts to remedy such Supply Failure.  Promptly upon Ambros’ request following the occurrence of such Supply Failure, Abiogen shall use Commercially Reasonable Efforts to introduce to Ambros one or more other Third Party CMOs that are, in the reasonable opinion of Abiogen, suitable to manufacture the Licensed Product or component that was the subject of the applicable Supply Failure.

(c)        In the event of a Supply Failure, Ambros may select and engage one or more other Third Party CMOs (which CMOs must be acceptable to Abiogen (such consent not to be unreasonably withheld, conditioned or delayed)) to Manufacture such Licensed Product or component that was the subject of such Supply Failure for commercial use in the Field in the Ambros Territory. The Parties shall coordinate the logistics of initiation and completion of a technology transfer of the process and technology that is then-used to Manufacture the Licensed Product or component thereof to such Third Party CMO.  Additionally in the case of such Supply Failure, Ambros may enter into its own agreement directly with Abiogen’s then-current CMOs for supply of the Licensed Product or component thereof for use in the Field in the Ambros Territory, and Abiogen shall use Commercially Reasonable Efforts to assist Ambros to enter into its own agreement directly with the CMO. Upon conclusion of the applicable Supply Failure, Ambros shall use its Commercially Reasonable Efforts to resume the purchase of Licensed Product from Abiogen, provided that Ambros may thereafter continue to procure [***] percent ([***]%) of its requirements of Licensed Product from such Third Party CMO.

ARTICLE 8
COMPENSATION

8.1         Equity Consideration.  Within [***] Business Days after the Effective Date, Ambros shall issue to Abiogen one or more convertible promissory notes in aggregate principal amount of $15,000,000 in substantially the form attached hereto as Exhibit 8.1 (the “Note”) as partial consideration for the rights granted by Abiogen to Ambros under this Agreement.

8.2          Royalties on Net Sales.

(a)         Royalty Rates.  Subject to the terms and conditions of this Section 8.2, Ambros shall pay to Abiogen royalties of [***] percent ([***]%) of aggregate annual Net Sales of all Licensed Products in the Ambros Territory in each Fiscal Year during the applicable Royalty Term. For clarity, royalties payable under this Section 8.2(a) are in addition to the supply price as set out under Section 7.3.

(b)        Royalty Term.  Royalties payable under Section 8.2(a) shall be paid by Ambros (on a Licensed Product-by-Licensed Product and country-by-country basis) from the period beginning on the date of the First Commercial Sale of each Licensed Product in a country in the Ambros Territory and continuing until the latest of: (i) ten (10) years from the date of First Commercial Sale of such Licensed Product in such country, (ii) expiration of all regulatory exclusivity rights for such Licensed Product in such country, and (iii) expiration of the last Valid Claim of an Abiogen Licensed Patent Covering such Licensed Product in such country (the “Royalty Term”).  Upon expiration of the appliable Royalty Term for a Licensed Product in a country, sales of such Licensed Product in such country shall no longer be included in the calculation of Net Sales for the purposes of determining the royalty payable under Section 8.2(a) but shall be included in the calculation of Net Sales for the purposes of determining the supply price under Section 7.3.

(c)         Know-How Reduction.  During the Royalty Term for a given Licensed Product in a given country, upon the expiration of the last Valid Claim of an Abiogen Licensed Patent Covering such Licensed Product in such country, the applicable royalty rates set forth in Section 8.2(a) shall be reduced by [***] percent ([***]%), for such Licensed Product in such country for the remainder of such Royalty Term.  Notwithstanding this Section 8.2(c), on a country-by-country basis, prior to the earlier of (i) the [***] anniversary [***] in such country or (ii) [***], no reduction shall apply per this Section 8.2(c).

(d)         Third Party Intellectual Property.  If it is necessary to obtain a license from any Third Party (“Third Party License”) under any [***] in order to Develop, Manufacture or Commercialize any Licensed Product(s) in any country, Ambros may deduct from any royalties payable to Abiogen under this Section 8.2 [***] percent ([***]%) of all consideration paid by Ambros or its Affiliates or Sublicensees for such Third Party Licenses.

(e)         Royalty Floor; Carry Over.  The payment reductions set forth in Sections 8.2(c) and (d) shall be applied on a cumulative basis; provided, that in no event shall any royalties payable to Abiogen under this Agreement for any Licensed Product in a given Calendar Quarter be reduced pursuant to Section 8.2 hereunder to less than [***] percent ([***]%) of the royalty amount that would otherwise have been payable to Abiogen for such Licensed Product in such Calendar Quarter. To the extent a reduction set forth in Sections 8.2(c) is not used to reduce such amounts payable by Ambros during a Calendar Quarter, such reduction (or the applicable portion) may be carried forward to the following Calendar Quarters (as if applied during such following Calendar Quarters for purposes of Sections 8.2(c) and 8.2(d)).

8.3          Development Milestone Payments.  If Ambros intends to pursue the Development of a Licensed Product for additional Indications for any indication other than CRPS-1, Ambros shall notify Abiogen of its intention, and the Parties shall discuss and agree upon the amounts for the Development Milestone Payments set forth below in accordance with Section 3.2(a)(iii). Once such amounts are determined, on or before [***] days after Ambros or any of its Affiliates or Sublicensees first achieves each milestone event specified below for additional Indications for the Licensed Product other than CRPS-1 (each, a “Development Milestone Event”), Ambros shall notify Abiogen in writing of that fact.  Abiogen shall submit an invoice to Ambros for each payment after receiving notice from Ambros that the corresponding Development Milestone Event is achieved by the first Licensed Product by Ambros or any of its Affiliates or Sublicensees (each, a “Development Milestone Payment”).  Ambros will pay any Development Milestone Payments that are payable within [***] days after receipt of such invoice.

	Development Milestone Event	Development Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
	Total:	[***]

Each Development Milestone Payment set forth above shall be payable only once with respect to a Licensed Product, regardless of the number of times the applicable Development Milestone Event is achieved by one or more Licensed Products.  If a particular Development Milestone Event in this Section 8.3 is not achieved because Development activities occurred such that achievement of such Development Milestone Event was unnecessary or did not otherwise occur, then upon achievement of the subsequent Development Milestone Event, the Development Milestone Payment applicable to the earlier Development Milestone Event will also become due.

8.4          Sublicensing Revenue Sharing. Ambros shall pay to Abiogen a portion of all Sublicensing Revenue as follows:

(i)           [***]% of Sublicensing Revenue received as the result of any Sublicense entered into prior to [***]; and

(ii)          [***]% of Sublicensing Revenue received as the result of any Sublicense entered into following [***].

Ambros may in good faith apportion [***] of Sublicensing Revenue between the Abiogen Technology and such Ambros Technology that are included in such Sublicense, provided that Ambros provides Abiogen with reasonably detailed information on the apportionment and justification no later than [***] days prior to the due date for amounts due.  Additionally, if Ambros receives Sublicensing Revenue with respect to a Sublicensee’s achievement of any milestone that is substantially similar to a Development Milestone Event, the applicable Sublicensing Revenue payment payable hereunder shall be set off by the amount of such Development Milestone Event, such that Ambros shall only pay Sublicensing Revenue to Abiogen on the portion of such milestone payment by a Sublicensee for amounts in excess of the amount payable to Abiogen for the relevant Development Milestone Event.

8.5        Royalty Payments; Reports.  Royalties under Section 8.2 shall be calculated and reported for each Calendar Quarter during the Royalty Term and shall be paid within [***] days after the end of the applicable Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs.  Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products by Ambros, its Affiliates and their respective Sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the Ambros Territory on a Licensed Product-by-Licensed Product and country-by-country basis, (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales, and (c) a calculation of the amount of royalties due to Abiogen in U.S. Dollars, including the application of any exchange rate used. Additionally, within [***] days after the end of each Calendar Quarter during the Term, Ambros shall deliver to Abiogen a statement of Sublicensing Revenue received during the applicable Calendar Quarter and a calculation of the amount of Sublicensing Revenue sharing due for such Calendar Quarter.  Along with such reports, Ambros shall pay Abiogen the Sublicensing Revenue sharing payment due for such Calendar Quarter.

8.6         Payment Method; Foreign Exchange.  All payments owed by Ambros under this Agreement shall be made by wire transfer in immediately available funds to an Abiogen bank and account designated in writing by Abiogen.  For clarity, all payments by Ambros to Abiogen pursuant to Sections 8.2, 8.3 and 8.4 shall be in U.S. Dollars.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by Ambros to Abiogen under this Agreement shall be determined and calculated using the average rate of exchange based on OANDA Corporation rates (or the rates listed by any similar entity in the event that OANDA Corporation no longer provides such rates) for the Calendar Quarter in which the applicable payment is due.

8.7         Interest on Late Payments.  If Abiogen does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Abiogen until the date of payment at the per annum rate of [***] percent ([***]%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower.

8.8         Upstream Agreement Payments. Abiogen shall be solely responsible for any payments payable to a Third Party under an Upstream Agreement resulting from the Exploitation or Manufacturing of a Licensed Compound or Licensed Product pursuant to this Agreement.

8.9          Records; Audits and Financial Statement.

(a)   Records: Ambros shall, and shall cause its Affiliates and their respective Sublicensees to, maintain in accordance with Accounting Standards, reasonably complete and accurate records in sufficient detail to permit Abiogen to confirm the accuracy of the calculation of royalty payments, Sublicensing Revenue sharing payments and the achievement of the milestone events.  All payments and other relevant amounts under this Agreement shall be accounted for in accordance with Accounting Standards.  The records for a given Fiscal Year shall be subject to audit no more than one time.

(b)  Audit: Upon reasonable prior written notice, in any event no less than [***] days prior written notice, such records shall be available for examination during regular business [***] and in a manner that does not interfere with Ambros’ business activities for a period of [***] years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by an internationally-recognized independent certified public accountant selected by Abiogen and reasonably acceptable to Ambros, for the sole purpose of verifying the accuracy of the financial reports furnished by Ambros pursuant to this Agreement and any payments with respect thereto.  Any such auditor shall not disclose Ambros’ Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Ambros or the amount of payments due under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within [***] days from the accountant’s report, plus interest (as set forth in Section 8.7) from the original due date.  Abiogen shall bear the full cost of such audit unless such audit discloses an underpayment by Ambros of more than [***] percent ([***]%) of the amount due for the audited period, in which case Ambros shall bear the full cost of such audit.  The records for a given Fiscal Year shall be subject to audit no more than one time

(c)   Financial Statement. During the period commencing on the Effective Date and continuing until the earliest of (i) an initial public offering of Ambros’ common shares; (ii) a Change of Control of Ambros; or (iii) Abiogen no longer retaining Notes or shares in Ambros, Ambros will provide Abiogen  with a copy of its quarterly financial reports and audited annual financial statements no later than [***] days after final versions of such reports or statements become available. Ambros will cause its annual financial statements provided to Abiogen to be prepared under applicable Accounting Standards and reviewed and audited by qualified independent auditors.

8.10       Taxes.

(a)         Taxes on Income.  Except as set forth in this Section 8.10, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. Neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its Tax obligations.

(b)        Withholding Income Taxes.  To the extent any payments made by Ambros pursuant to this Agreement become subject to withholding income Taxes under applicable Laws (i.e. those payments related to (i) royalty pursuant Section 8.2(a) of this Agreement;  (ii) the Sublicensing Revenues sharing pursuant to Section 8.4 of this Agreement; or (ii) any potential milestone payments payable under Section 8.3), Ambros shall deduct and withhold the amount of such Taxes for the account of Abiogen to the extent required by applicable Laws; such amounts payable to Abiogen shall be reduced by the amount of withholding income Taxes deducted and withheld; and Ambros shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and transmit to Abiogen an official tax certificate or other evidence of such Tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Abiogen to claim such payment of Taxes. Any such withholding income Taxes required under applicable Laws to be paid or withheld shall be an expense of, and borne solely by, Abiogen.  If Abiogen is entitled (whether under any applicable tax treaty or otherwise under applicable Laws) to a reduction in the rate of, or the elimination of, withholding income Tax, it may deliver to Ambros or the appropriate Governmental Authority (with the assistance of Ambros to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Ambros of its obligation to withhold Tax, and Ambros shall apply the reduced rate of withholding, or dispense with withholding, as the case may be.  Ambros agrees to take reasonable and lawful efforts to minimize such withholding income Taxes that would otherwise be borne by Abiogen.  Ambros shall cooperate with Abiogen as reasonably requested in any claim for refund or application to any Governmental Authority.

(c)        VAT.  All payments due to Abiogen from Ambros pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar taxes) (“VAT”) (which, if applicable, shall be payable by Ambros). Ambros shall be responsible for the payment of all VAT applicable to the payments made by Ambros to Abiogen under this Agreement and shall file all applicable VAT tax returns.  Abiogen shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns. Ambros shall indemnify Abiogen for any VAT imposed on Abiogen with respect to the payments made to it by Ambros under this Agreement and if Abiogen directly pays any VAT, Ambros shall promptly reimburse Abiogen for such VAT including all reasonable related costs. If Abiogen determines that it is required to report any such tax, Ambros shall promptly provide Abiogen with applicable receipts and other documentation necessary or appropriate for such report.  For clarity, this Section 8.10(c) is not intended to limit Ambros’ right to deduct VAT in determining Net Sales.

ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

9.1          Ownership; License Grants.

(a)        Data.  Abiogen shall solely own all Data generated by Abiogen.  For clarity, all Data specific to the Licensed Product that is in the Control of Abiogen as of the Effective Date and during the Term, including such Data relating to Licensed Compounds or Licensed Products generated or owned by [***] ("[***]"), its successor [***], or either of their affiliates (together, the “Former Abiogen Partners”) and Controlled by Abiogen, in each case, is necessary or reasonably useful for the Exploitation and Manufacturing of the Licensed Compounds or any Licensed Products in the Field in the Ambros Territory, are included in the Abiogen Licensed Know-How and licensed to Ambros under Section 2.1(a).  Ambros shall solely own all Data generated by or on behalf of Ambros, its Affiliates or Sublicensees in the Development of Licensed Products in the Field in the Ambros Territory.  Ambros hereby grants to Abiogen a royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses through multiple tiers, to use such Data for the Development and Commercialization of the Licensed Compound or Licensed Products in the Field in the Abiogen Territory and for the Manufacture of Licensed Compounds and Licensed Products anywhere in the world.

(b)        Product Materials.  Subject to any applicable Laws and the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free license, with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, solely to the extent reasonably necessary for the Exploitation or Manufacturing of the Licensed Compound and Licensed Product in the Field in the other Party’s respective territory during the Term of this Agreement.

(c)         Inventions.  Inventorship of Inventions will be determined in accordance with the standards of inventorship and conception under the Laws of Italy with no reference to conflict of Law rules.

(i)         Background IP.  Without limiting the licenses expressly granted in this Agreement, neither Party nor its Affiliates will acquire any interest in any intellectual property (including without limitation all data regardless whether it is protectable under the patent, trademark, copyright, database or other applicable Laws) that is either (i) owned or controlled by the other Party or any of its Affiliates prior to the Effective Date or (ii) developed or acquired by the other Party independently from the performance of the activities under this Agreement.

(ii)          Abiogen Inventions.  Any Invention generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Abiogen, its Affiliates and their respective licensees, including their employees, agents and contractors (“Abiogen Inventions”) shall be solely and exclusively owned by Abiogen. For clarity, any and all Abiogen Inventions that are Controlled by Abiogen as of the Effective Date and during the Term and reasonably necessary for the Exploitation or (solely to the extent covered by the license in Section 2.1(a)(ii)) Manufacturing of the Licensed Compound and Licensed Product in the Field shall be included in the Abiogen Technology licensed to Ambros under Section 2.1(a), including any Patent rights therein.

(iii)        Ambros Inventions.  Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Ambros, its Affiliates and their respective Sublicensees, including their employees, agents and contractors (“Ambros Inventions”) shall be solely and exclusively owned by Ambros.  Ambros hereby grants Abiogen a royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, under the Ambros Inventions and Ambros Patents solely for the Exploitation and Manufacturing of Licensed Compounds and Licensed Products in the Field in the Abiogen Territory.  In addition, Ambros hereby grants Abiogen an exclusive (even as to Ambros, its Affiliates and Sublicensees), perpetual, royalty-free license, with the right to grant sublicenses (through multiple tiers), under those Ambros Inventions and Ambros Patents generated during the Term that are necessary or useful to Manufacture the Licensed Compound or Licensed Product (“Ambros Manufacturing Improvements”), solely for (i) the Manufacturing of the Licensed Compound and Licensed Products anywhere in the world, and (ii) the Exploitation and Manufacturing of the Licensed Compound or the Licensed Products in the Field in the Abiogen Territory. For the avoidance of doubt, Ambros shall have no right to use Ambros Manufacturing Improvements to Manufacture Licensed Compounds or Licensed Products. Ambros shall provide to Abiogen a copy of all data, materials and other information constituting Ambros Manufacturing Improvements.

(iv)        Joint Inventions.  Any Invention generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Ambros and Abiogen, their Affiliates and respective Sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties, and, subject to the licenses set forth in this Agreement, each Party may freely Exploit such Joint Inventions without any duty to account to, or requirement to obtain the consent of, the other Party; except, that Ambros’ interest in any Joint Inventions relating to the Manufacture of Licensed Compounds or Licensed Products will be subject to the same rights and restrictions on use as the Ambros Manufacturing Improvements.  For clarity, any and all Joint Inventions that are Controlled by Abiogen shall be included in the Abiogen Technology licensed to Ambros under Section 2.1(a), including any Patent rights therein.  Without limiting Abiogen’s right to freely exploit the Joint Inventions subject to the licenses set forth in this Agreement, Ambros hereby grants Abiogen a royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, under Ambros’ interest in the Joint Inventions for the Exploitation and Manufacturing of the Licensed Compound or Licensed Products in the Field in the Abiogen Territory.

9.2          Patent Prosecution.

(a)        Definition.  For the purpose of this Article 9, “prosecution” of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.

(b)        Abiogen Licensed Patents.  Except as set forth in Section 9.2(e), as between the Parties, Ambros shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain all Abiogen Licensed Patents in the Ambros Territory; provided, however, that Ambros does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Abiogen Licensed Patents in the Ambros Territory.  Ambros shall provide Abiogen with a copy of the draft prepared for the filing of a Abiogen Licensed Patent before the filing of such Abiogen Licensed Patent and will consider in good faith comments thereto provided by Abiogen in connection with the filing thereof.  Ambros shall provide Abiogen with regular updates on the prosecution of the Abiogen Licensed Patents.  Ambros shall not abandon or take any other action that would pose a material detriment to the Abiogen Licensed Patents without the prior written consent of Abiogen. As between the Parties, Abiogen shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain or abandon all Abiogen Licensed Patents in the Abiogen Territory; provided, however, that Abiogen does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Abiogen Licensed Patents in the Abiogen Territory.  Abiogen shall provide Ambros with a copy of the draft prepared for the filing of an Abiogen Licensed Patent before the filing of such Abiogen Licensed Patent and will consider in good faith comments thereto provided by Ambros in connection with the filing thereof.  Abiogen shall provide Ambros with regular updates on the prosecution of the Abiogen Licensed Patents.

(c)         Ambros Patents.  Ambros shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain or abandon the Ambros Patents on a worldwide basis.  For clarity, Abiogen shall not have any rights pursuant to this Agreement with respect to any Ambros Patents (including any Step-In Rights relating thereto).

(d)         Joint Patents.

(i)         Except as set forth in Section 9.2(e), as between the Parties, Ambros shall have the sole right to prepare, file, prosecute and maintain or abandon the Product Specific Joint Patents in the Ambros Territory; provided, however, that Ambros does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Product Specific Joint Patents in the Ambros Territory.  Ambros shall provide Abiogen with a copy of the draft prepared for the filing of a Product Specific Joint Patent before the filing of such Product Specific Joint Patent and will consider in good faith comments thereto provided by Abiogen in connection with the filing thereof.  Ambros shall provide Abiogen with regular updates on the prosecution of the Product Specific Joint Patents.

(ii)        Except as set forth in Section 9.2(e), as between the Parties, Abiogen shall have the sole right to prepare, file, prosecute and maintain or abandon the Product Specific Joint Patents in the Abiogen Territory; provided, however, that Abiogen does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Product Specific Joint Patents in the Abiogen Territory.  Abiogen shall provide Ambros with a copy of the draft prepared for the filing of a Product Specific Joint Patent before the filing of such Product Specific Joint Patent and will consider in good faith comments thereto provided by Ambros in connection with the filing thereof.  Abiogen shall provide Ambros with regular updates on the prosecution of the Product Specific Joint Patents.

(e)       Step-In Rights.  Either Party may cease prosecution and/or maintenance of any Patent that such Party is responsible for prosecuting and maintaining pursuant to this Section 9.2 on a country-by-country basis by providing the other Party written notice reasonably in advance of the due date for any filing or fee relating to such Patent and in all cases at least [***] days prior to the date that action is required to avoid abandonment or lapse of such Patent.  If the responsible Party elects to cease prosecution or maintenance of the relevant Patent in a country, the other Party shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Patent and in such country (“Step-In Rights”), provided that Abiogen may only exercise its Step-In Rights with respect to Product Specific Joint Patents and Abiogen Licensed Patents.  If the other Party elects to continue prosecution or maintenance or elects to file additional applications following the responsible Party’s election to cease prosecution or maintenance pursuant to this Section 9.2(e), the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the responsible Party’s expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution or maintenance at the other Party’s sole expense.

(f)          Cooperation.  Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.3        Patent Term Extensions in the Ambros Territory.  The JAC will discuss and recommend for which, if any, of the Patents within the Abiogen Licensed Patents, Ambros Patents and Product Specific Joint Patents in the Ambros Territory the Parties should seek patent term extensions.   If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JAC, the representatives of the Parties cannot reach an agreement as to which Patents such extensions should be sought for, Ambros shall have the final decision-making authority with respect to applying for any such patent term extension in the Ambros Territory.  Each Party will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension.  All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Ambros seeks patent term extensions pursuant to this Section 9.3 shall be borne by Ambros.

9.4          Patent Enforcement.

(a)        Notification; Information Sharing.  If either Party becomes aware of any existing or threatened infringement of any Abiogen Licensed Patent, Ambros Patent or Product Specific Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.  Each Party shall share with the other Party all information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit or other action to enforce the Abiogen Licensed Patents, Ambros Patent and Product Specific Joint Patent against such Infringement.

(b)         Enforcement Rights.

(i)          Abiogen Licensed Patents.

(A)          Ambros shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Abiogen Licensed Patent in the Ambros Territory, at Ambros’ cost and expense.  If Ambros elects to commence a suit or other action to enforce the applicable Abiogen Licensed Patent against such Infringement, then Abiogen shall have the right to join such enforcement action upon written notice to Ambros, and the Parties shall share the cost and expense of such enforcement action equally.  If Ambros notifies Abiogen in writing that it does not intend to commence a suit or other action to enforce the applicable Abiogen Licensed Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] Business Days following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, Abiogen shall have the right, but not the obligation, to commence such a suit or take such action, at Abiogen’s cost and expense. In such case, Ambros shall take appropriate actions in order to enable Abiogen to commence a suit or take the actions set forth in the preceding sentence.  Notwithstanding the foregoing, if Ambros decides, after prior consultation with Abiogen, not to take action or defend against such Infringement because Ambros believes in good faith that such action or defense would be reasonably likely to have an adverse impact on the Exploitation or Manufacturing of Licensed Products or the prosecution and maintenance of Abiogen Licensed Patent or Product Specific Joint Patents, then Abiogen shall not have the right to exercise such step-in enforcement rights.

(B)             Neither Party shall settle any such suit or action under Section 9.4(b)(i)(A)in any manner that would negatively impact the Abiogen Licensed Patents or that would limit or that would limit or restrict the ability of Abiogen or Ambros to sell the Licensed Products in the Abiogen Territory or Ambros Territory, respectively, without the prior written consent of the other Party.

(ii)          Ambros Patents.  Ambros shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Ambros Patent, at Ambros’ cost and expense.

(iii)         Product Specific Joint Patents.

(A)          Ambros shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Product Specific Joint Patent in Ambros Territory, at Ambros’ cost and expense.  If Ambros elects to commence a suit or other action to enforce the applicable Product Specific Joint Patent against such Infringement, then Abiogen shall have the right to join such enforcement action upon written notice to Ambros, and the Parties shall share the cost and expense of such enforcement action equally.  If Ambros notifies Abiogen in writing that it does not intend to commence a suit or other action to enforce the applicable Product Specific Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] Business Days following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, Abiogen shall have the right, but not the obligation, to commence such a suit or take such action, at Abiogen’s cost and expense. In such case, Ambros shall take appropriate actions in order to enable Abiogen to commence a suit or take the actions set forth in the preceding sentence.  Notwithstanding the foregoing, if Ambros decides, after prior consultation with Abiogen, not to take action or defend against such Infringement because Ambros believes in good faith that such action or defense would be reasonably likely to have an adverse impact on the Exploitation of Licensed Products or the prosecution and maintenance of Abiogen Licensed Patents or Product Specific Joint Patents, then Abiogen shall not have the right to exercise such step-in enforcement rights.

(B)             Abiogen shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Product Specific Joint Patent in Abiogen Territory, at Abiogen’s cost and expense.  If Abiogen elects to commence a suit or other action to enforce the applicable Product Specific Joint Patent against such Infringement, then Ambros shall have the right to join such enforcement action upon written notice to Abiogen, and the Parties shall share the cost and expense of such enforcement action equally.  If Abiogen notifies Ambros in writing that it does not intend to commence a suit or other action to enforce the applicable Product Specific Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] Business Days following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, Ambros shall have the right, but not the obligation, to commence such a suit or take such action, at Ambros’ cost and expense. In such case, Abiogen shall take appropriate actions in order to enable Ambros to commence a suit or take the actions set forth in the preceding sentence.

(C)             Neither Party shall settle any such suit or action under Sections 9.4(b)(iii)(A) or 9.4(b)(iii)(B) in any manner that would negatively impact the Product Specific Joint Patents or that would limit or restrict the ability of Abiogen or Ambros to sell the Licensed Products in the Abiogen Territory or Ambros Territory, respectively, without the prior written consent of the other Party.

(iv)          Other Joint Inventions.  Ambros and Abiogen shall share responsibilities and decision-making with regard to patent matters relating to all other Joint Invention and shall share costs with respect thereto, unless otherwise agreed between the Parties.

(c)         Collaboration.  Each Party shall provide to the Party bringing a claim, suit or action under Section 9.4 (the “Enforcing Party”) with reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.  The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

(d)        Expenses and Recoveries.  The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when one Party is the Enforcing Party and the other Party elects to join the enforcement action.  If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4, such recovery shall be allocated [***].

(e)          Survival.  Sections 9.4(c) and 9.4(d) shall survive the termination of this Agreement solely with respect to any pending enforcement action initiated during the Term under this Section 9.4.

9.5         Third Party Infringement Claims.  If the Manufacture, use or sale of the Licensed Products in the Field in the Ambros Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Abiogen or Ambros (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing.  Subject to Article 11, the Party for which the Infringement Action is brought against (the “Accused Party”) shall have the right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice.  In any event, the Accused Party agrees to keep the other Party reasonably informed of all material developments in connection with any such Infringement Action for which the Accused Party exercises its right to direct and control the defense.  The Accused Party agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.  Subject to Article 11, if the Accused Party does not exercise its right to direct and control the defense of an Infringement Action that is brought against the other Party, then the other Party shall have such right and it shall agree to keep  the Accused Party reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of the Accused Party, without the prior written consent of the Accused Party, which shall not be unreasonably withheld or delayed.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1       Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party, as follows:

(a)         Corporate Existence.  As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

(b)        Corporate Power, Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;

(c)       No Conflict.  The execution and delivery of this Agreement and the licenses to be granted by such Party pursuant to this Agreement and (solely in the case of representations and warranties made by Ambros) the performance of the Initial Development Plan (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d)         No Violation.  Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;

(e)          No Debarment.  Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S.; and

(f)        No Consents. No authorization, consent, approval, whether internal or of a Third Party, nor to such Party’s knowledge (in Abiogen’s case, to its Knowledge), any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby that has not already been obtained prior to or by the Effective Date.

10.2         Additional Representations and Warranties of Abiogen.  Abiogen represents and warrants to Ambros, as of the Effective Date, as follows:

(a)         Title; Encumbrances.  (i) It solely owns the Abiogen Licensed Patents or otherwise has sufficient legal and/or beneficial title or ownership or license with respect to the Abiogen Technology as necessary to grant the licenses to Ambros as purported to be granted pursuant to this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, and (ii) to Abiogen’s Knowledge, no Third Party has taken any action before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal and/or beneficial title or ownership or license of any Abiogen Technology;

(b)         Third Party Technology. Except to the extent as may have been previously disclosed by Abiogen to Ambros in the Data Room, to Abiogen’s Knowledge, the Exploitation or Manufacturing of Licensed Products does not infringe or misappropriate any Patent or Information of a Third Party with reference to complex regional pain syndrome;

(c)         Notice of Infringement or Misappropriation.  It has not received any written notice from any Third Party asserting or alleging that (i) any Exploitation or Manufacturing of a Licensed Product by Abiogen prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Exploitation or Manufacturing of the Licensed Products in the Ambros Territory would infringe or misappropriate the intellectual property rights of such Third Party;

(d)         Non-Infringement of Rights by Third Parties.  To Abiogen’s Knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated the Abiogen Technology as of the Effective Date;

(e)          Non-Assertion by Third Parties.  To Abiogen’s Knowledge, no Third Party has asserted in writing that the issued patents within the Abiogen Licensed Patents set forth in Schedule 1.2 are invalid or unenforceable;

(f)         No Proceeding.  There is no pending, and to Abiogen’s Knowledge, no threatened, adverse action, suit or proceeding against Abiogen involving any of the Abiogen Technology or the safety (including any product liability claim) of a Licensed Product;

(g)         Prosecution of Abiogen Licensed Patents.  All maintenance fees, annuity payments, and similar payments relating to the Abiogen Licensed Patents in the Ambros Territory have been made. To Abiogen’s Knowledge, prior to the Effective Date, Abiogen has not taken action or failed to undertake an action, in connection with filing, prosecuting and maintaining the Abiogen Licensed Patents set forth in Schedule 1.2 in the Ambros Territory in violation of any applicable Law;

(h)        Compliance with Laws.  To Abiogen’s Knowledge, Abiogen has complied with all applicable Laws in connection with the prosecution of the Abiogen Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws;

(i)         Abiogen Licensed Patents.  Abiogen does not have Knowledge of any Information which leads it to believe that any issued patents included in the Abiogen Licensed Patents set forth in Schedule 1.2 are invalid or unenforceable;

(j)         No Conflicts.  Abiogen has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Ambros under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Ambros under this Agreement, or that would otherwise materially conflict with or adversely affect Ambros’ rights under this Agreement;

(k)        Existing Agreements.  Schedule 10.2(k) sets forth a true, complete and correct list of all agreements in effect as of the Effective Date, whether written or oral, by and between Abiogen and any of its Affiliates, on the one hand, and one (1) or more Third Parties, on the other hand, that relate to the Exploitation or Manufacturing of any Licensed Compound or Licensed Product in Ambros Territory, including the conduct of pre-clinical Development activities or Clinical Trials (such agreements the “Existing Agreements”), excluding service agreements and confidentiality and non-disclosure agreements entered into in the normal course or the Upstream Agreement.  Each Existing Agreement is enforceable against each party to such Existing Agreement, and all such Existing Agreements are in full force and effect.  Except for the Upstream Agreement, there are no in-license or other agreements under which Abiogen or any of its Affiliates obtains any rights to any intellectual property rights licensed to Ambros hereunder. The rights and obligations of the Parties hereunder are fully consistent with, and are not limited in any material respect by, the Existing Agreements.  Abiogen shall promptly provide Ambros with notice of any alleged, threatened or actual breach of any Existing Agreement.  None of Abiogen, its Affiliates and, to the Knowledge of Abiogen, any Third Party is in breach of any Existing Agreement; and

(l)        Upstream Agreement. Abiogen, on behalf of itself and its Affiliates, is in compliance in all respects with the Upstream Agreement, and to Abiogen’s Knowledge, the respective counterparty to the Upstream Agreement is in compliance with the Upstream Agreement and the Upstream Agreement is in full force and effect, and the execution and delivery of this Agreement does not conflict with, violate, or breach Abiogen’s or its Affiliates’ obligations under the Upstream Agreement.

10.3       Compliance with Laws.  Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees and licensees will comply with all applicable Laws (including Anti-Corruption Laws) in the Exploitation and Manufacturing of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP, GMP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.

10.4       Full Disclosure.  As of the Effective Date, (a) the representations and warranties of Abiogen in this Agreement, and (b) to Abiogen’s Knowledge, the information, documents and materials furnished to Ambros in the digital data room established for purposes of this transaction hosted at SharePoint in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

10.5       Mutual Covenant.  Prior to receipt of first Regulatory Approval for a Licensed Product in the NA Territory, neither Party will Develop or Commercialize any product for the treatment of CRPS-1, other than the Licensed Product in or for their respective territories (as applicable), without the prior consent of the other Party.

10.6       Additional Abiogen Covenants.

(a)        Upstream Agreements.  In addition to any covenants made by the Parties elsewhere in this Agreement, Abiogen hereby covenants to Ambros that it shall not, during the Term, without the prior written approval of Ambros, (a) amend any provision of the Upstream Agreement that would adversely impact Ambros’ rights under this Agreement, or (b) assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 15.6 or to any Affiliate), in whole or in part, the Upstream Agreement in any manner that would adversely impact Ambros’ rights under this Agreement, in each case, without the prior written consent of Ambros.

(b)        Existing Agreements. Abiogen shall not, and shall cause its Affiliates not to, enter into any subsequent agreement or understanding with any Third Party to an Existing Agreement that modifies, amends or terminates any such Existing Agreement, or waives any right or obligation thereunder, in each case, in any manner that would materially and adversely affect in any respect Ambros’ rights or interests under this Agreement or would impose any obligation on Ambros, in each case, without Ambros’ prior written consent.  Abiogen shall not, and shall cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause breach or termination of any of its Existing Agreements where such breach or termination would materially and adversely affect in any respect Ambros’ rights or interests under this Agreement or impose any obligation on Ambros.

10.7       Additional Ambros Covenant. Ambros shall not, and shall cause its Affiliates not to, sell or distribute any Licensed Product manufactured by any Person other than Abiogen (itself or through a CDMO or CMO), other than as permitted under Article 7 (including in the event of a Supply Failure).

10.8       Additional Representation and Warranty of Ambros.  Ambros represents and warrants to Abiogen that, as of the Effective Date, to the best of its knowledge, the Required Funding Commitment is expected to be sufficient to fund [***].

10.9     No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  FOR CLARITY AND WITHOUT LIMITING THE FOREGOING, ABIOGEN MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED COMPOUND, LICENSED PRODUCTS OR ABIOGEN TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.

ARTICLE 11
INDEMNIFICATION

11.1       Indemnification by Abiogen.  Abiogen shall defend, indemnify, and hold Ambros and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Ambros Indemnitees”) harmless from and against any and all losses, damages, liabilities, actually incurred expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Ambros Indemnitee may become subject as a result of [***].  The foregoing indemnity obligation shall not apply to the extent that [***].

11.2       Indemnification by Ambros.  Ambros shall defend, indemnify, and hold Abiogen and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Abiogen Indemnitees”) harmless from and against any and all Losses to which any Abiogen Indemnitee may become subject as a result of any [***].  The foregoing indemnity obligation shall not apply to the extent that [***].

11.3       Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.  Notwithstanding anything contained in this Section 11.3, the provisions of Section 9.5 shall govern the defense of any Infringement Actions.

11.4       Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOSS OF PROFITS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 12, BREACH OF ITS OBLIGATIONS UNDER SECTION 6.4 OR, IN THE CASE OF AMBROS, ANY ACTUAL LOSS OR DAMAGE ARISING DIRECTLY FROM MANUFACTURING MISAPPROPRIATION (AS DEFINED IN THE NEXT SENTENCE). For purposes of the preceding sentence, “Manufacturing Misappropriation” means the use by Ambros (itself, or with or through any Affiliates, Sublicensees or Third Parties) of Abiogen’s Confidential Information directly relating to its manufacturing processes of Licensed Compounds or Licensed Products (including, for the avoidance of doubt, any such Information of which Ambros becomes aware through its management of CDMOs as permitted under this Agreement and all such Information described in the second paragraph of Section 2.1(a)) for any purpose other than to extent permitted under this Agreement.

11.5      Insurance.  Each Party shall procure and maintain insurance adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least [***] days prior to the cancellation, non‑renewal or material change in such insurance.

ARTICLE 12
CONFIDENTIALITY

12.1       Confidentiality.  Each Party agrees that, during the Term and for a period of [***] years thereafter (or, if longer, until the end of the last Royalty Term), it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)         was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)         was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)         became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

(d)       was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)         was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

For clarity, clauses (a), (d) and (e) above shall not limit Abiogen’s confidentiality obligations with respect to Abiogen Licensed Know-How that is specifically related to the Licensed Compound.

12.2       Authorized Disclosure.  Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)        such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; (iii) for the prosecuting or defending litigation as contemplated herein; or (iv) for the Development of a Licensed Compound or Licensed Product in a Party’s respective territory;

(b)       such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or Sublicensees, on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement; or

(c)         such disclosure is reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order; and

(d)       solely with respect to the terms of this Agreement and excluding disclosure of any other Confidential Information, such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, financing, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require (by written agreement executed prior to disclosure of Confidential Information) each disclosee to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(c), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, where necessary, a protective order preventing or limiting the required disclosure.

12.3        Publicity; Terms of Agreement.

(a)         The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.

(b)        Neither Party shall issue any press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this Agreement without the other Party’s prior written consent. If either Party desires to make any additional public disclosure concerning the terms of this Agreement, such Party shall give the proposed text of such disclosure to the other Party reasonably in advance (but in any case no less than [***] Business Days prior to the disclosure) for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed.  A Party commenting on such a proposed disclosure shall provide its comments, if any, within [***] Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements).  In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c)         The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities, including, without limitation, the U.S. Securities and Exchange Commission (the “SEC”).  Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

12.4       Technical Publication.

(a)       Ambros Publication.  Ambros may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations (each such presentation or publication a “Publication”), of results of studies carried out under this Agreement or otherwise pertaining to Licensed Compound or Licensed Products in the Field, provided that Ambros shall provide Abiogen with an opportunity for prior review and comment by Abiogen in accordance with this Section 12.4.  Subject to the foregoing, Ambros shall provide Abiogen the opportunity to review and comment on any such proposed Publication at least [***] calendar days for abstracts or [***] calendar days for manuscripts prior to its intended submission for Publication (or, in each case, such shorter time as may be agreed between the Parties). Ambros shall consider in good faith any comments thereto provided by Abiogen and shall comply with Abiogen’s request to remove any and all of Abiogen’s Confidential Information from the proposed Publication. Ambros shall provide Abiogen with a copy of the manuscript at the time of the submission. Ambros agrees to acknowledge the contributions of Abiogen and its employees in all Publications in accordance with scientific practices.

(b)        Abiogen Publication.  Unless required by Law, Abiogen may not make a Publication of results of studies carried out under this Agreement or otherwise pertaining to the Licensed Compound or Licensed Products in the Field, without the prior written consent of Ambros, except to the extent required by applicable Laws. In the event that Ambros consents to a Publication, Abiogen shall provide Ambros the opportunity to review and comment on any such proposed Publication at least [***] calendar days for abstracts or [***] calendar days for manuscripts prior to its intended submission for Publication. Abiogen incorporate any comments thereto provided by Ambros and shall comply with Ambros’ request to remove any and all of Ambros’ Confidential Information from the proposed Publication. In addition, Abiogen shall delay the submission for a period up to [***] calendar days in the event that Ambros can demonstrate reasonable need for such delay for the preparation and filing of a patent application.  Abiogen shall provide Ambros with a copy of the manuscript at the time of the submission.  Abiogen agrees to acknowledge the contributions of Ambros and its employees in all Publications in accordance with scientific practices. For the avoidance of any doubt Abiogen does not have the power to prevent any publication independently made by Third Parties with which Abiogen has no relationship.

12.5      Equitable Relief.  Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law.  By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

ARTICLE 13
TERM AND TERMINATION

13.1        Term.  The term of this Agreement shall commence upon the Effective Date and will continue in full force and effect until expiration as described in this Section 13.1. (the “Term”), unless earlier terminated pursuant to this Article 13.

This Agreement will expire as follows:

(a)       on a country-by-country and Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term with respect to each Licensed Product in each country in the Ambros Territory;

(b)        in its entirety, upon the expiration of the Royalty Term with respect to the last Licensed Product Commercialized in the last country in the Ambros Territory.

Upon the expiration (but not early termination) of this Agreement, on a Licensed Product-by-Licensed Product and country-by-country basis, the licenses granted hereunder by Abiogen to Ambros shall become fully paid-up, royalty free, irrevocable and perpetual.

13.2        Termination by Ambros.

(a)         Ambros may terminate this Agreement (on a Licensed Product-by-Licensed Product basis, country-by-country basis or in its entirety, provided that the [***] Territory shall be considered a single country for the purposes of termination) for convenience upon  [***] months’ prior written notice to Abiogen if such notice is provided before the First Commercial Sale of the first Licensed Product in such country in the Ambros Territory. If Ambros terminates this Agreement under this Section 13.2(a), for a period of [***] years from the effective date of such termination, Ambros shall not exploit any other  bisphosphonate directed to CRPS-1; provided, however, that such restriction shall not apply to an acquirer of all or substantially all of Ambros’ assets relating to this Agreement in the event that such acquiror is a publicly traded pharmaceutical company with a market capitalization in excess of US$[***]; and

(b)        Ambros may terminate this Agreement (on a Licensed Product-by-Licensed Product basis, country-by-country basis or in its entirety, provided that the [***] Territory shall be considered a single country for the purposes of termination) for convenience upon [***] months prior written notice to Abiogen (if such notice is provided following the First Commercial Sale of the first Licensed Product in such country in the Ambros Territory); provided, however, that in no case may Ambros terminate this Agreement pursuant to this Section 13.2(b) before the date that is [***].

In each case under (a) and (b) Abiogen may, in its discretion, upon prior written notice to Ambros accelerate the effectiveness of such termination to the extent permitted by Law in the Ambros Territory, provided that such acceleration of the effectiveness of such termination shall not require Ambros to commit materially greater resources (including funds or staff resources) than Ambros would have otherwise committed for transition assistance under Section 13.7(d).

(c)         At any time after the Effective Date, Ambros may terminate this Agreement on not less than [***] months’ prior written notice to Abiogen if Ambros reasonably determines based upon its review of the clinical data or upon a determination by an applicable drug safety monitoring board or Governmental Authority that the Licensed Compound or the Licensed Products, based upon then-available data, to preclude continued Development or Commercialization of a Licensed Product (such termination, a “Safety Termination”). Upon delivery of any such notice of a Safety Termination, Ambros may wind-down its then on-going activities related to the Licensed Products, including any on-going Clinical Trials (to the extent consistent with applicable Laws).

13.3       Termination by Abiogen.

(a)        For Patent Challenge. Abiogen may terminate this Agreement in its entirety upon [***] days’ prior written notice to Ambros, if Ambros or its Affiliates or their respective Sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Abiogen Licensed Patent, unless during such [***]-day period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event a Sublicensee of Ambros initiates such challenge, Abiogen may not terminate this Agreement if (i) Ambros successfully causes such Sublicensee to abort such challenge within such [***]-day period, or (ii) Ambros (A) provides Abiogen a written notice of its intent to terminate its sublicense with such Sublicensee within such [***]-day period, and (B) successfully terminates such sublicense within such [***]-day period.

(b)        For Failure to Fund. Abiogen may terminate this Agreement in its entirety upon [***] days’ prior written notice to Ambros, if Ambros fails to raise (in actual or committed funding) the Required Funding Commitment by the date that is [***] months following the Effective Date.

(c)         For Cessation of Activities. Without prejudice to any other remedies available to it at law or in equity (including for any breach of the terms hereof), if Ambros does not initiate or conduct, or cause to be initiated or conducted, Development or Commercialization activities during any consecutive [***] month period, and such suspension of activity is not: (a) by written agreement of the Parties or (b) a result of Ambros’ reasonable response to guidance from or action by a Regulatory Authority or other Governmental Authority (such as a clinical hold, a recall or withdrawal), then Abiogen may terminate this Agreement with [***] days’ written notice to Ambros.

(d)         For Failure to Issue Equity Consideration.  Abiogen may terminate this Agreement in its entirety with prior written notice if Ambros fails to timely issue to Abiogen the Note as per Section 8.1 of this Agreement.

13.4      Termination for Breach.  Each Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety (or at the Non-Breaching Party’s option, on a country-by-country-basis provided that the [***] Territory shall be considered a single country for the purposes of termination) immediately upon written notice to the other Party if the other Party materially breaches this Agreement and, after receiving written notice identifying the alleged material breach in sufficient detail, fails to cure such material breach within [***] days from the date of such notice, provided that, if either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties agree to resolve the dispute as expeditiously as possible under Article 14.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.5        Termination Due to Bankruptcy.  Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] days after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

13.6         Termination by Mutual Consent. The Parties may terminate this Agreement upon written agreement if the Parties reach consensus that Ambros is unable to continue Developing or Commercializing a Licensed Product in the Field in the Ambros Territory.

13.7         Effect of Termination.  Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a)         Licenses.  All licenses and other rights granted by Abiogen to Ambros under this Agreement shall terminate unless otherwise stated in this Section 13.7(a).  Abiogen shall have a reversion of all rights previously licensed to Ambros hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis.  In the event this Agreement is terminated by Ambros pursuant to Section 13.4 (including as a result of a breach of Section 6.4, Section 6.5, or Abiogen’s failure to use Commercially Reasonable Efforts to Commercialize Licensed Products in accordance with Section 2.7(c)), or by Ambros pursuant to Section 13.5, all licenses and other rights granted by Ambros to Abiogen under Section 7 shall be revoked and shall terminate; provided that any such license or other right granted by Ambros to Abiogen in respect of Italy shall not terminate in any event. In the event this Agreement is terminated for any reason other than by Ambros pursuant to Section 13.4 or 13.5, all licenses and other rights granted by Ambros to Abiogen under Sections [***] and 9.1 shall convert to perpetual, irrevocable, royalty-free, fully-paid, worldwide licenses, with the right to grant sublicenses (through multiple tiers) solely to Manufacture and Exploit Licensed Compounds and Licensed Products anywhere in the world for any use.

(b)         Wind-Down.  Ambros will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which it has responsibility hereunder in which patient dosing has commenced.  For clarity, Ambros may wind-down any ongoing Clinical Trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Ambros will be responsible for any costs associated with such wind-down.  Notwithstanding the foregoing, if this Agreement is terminated by Ambros pursuant to Section 13.2 or by Abiogen pursuant to Sections 13.3, 13.4 or 13.5, then upon the request of Abiogen and solely to the extent permissible by applicable Law, Ambros will transfer any such on-going Clinical Trials to Abiogen (at Abiogen’s cost).

(c)         Regulatory Materials; Data.   Except if this Agreement is terminated by Ambros pursuant to Section 13.4 due to breach by Abiogen, Ambros shall (i) provide and assign to Abiogen or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under applicable Law in the Ambros Territory (or, if such assignment is not possible  under applicable Law, but a right of reference or license is possible, Ambros shall grant such right of reference or license), (ii) promptly provide to Abiogen all Data (to the extent not already provided to Abiogen), including pharmacovigilance data, generated by or on behalf of Ambros (including by its Affiliates or Sublicensees), and (iii) promptly return or destroy, at Abiogen’s election, all Confidential Information of Abiogen.

(d)        Transition Assistance.  Upon Abiogen’s reasonable request, (i) Ambros shall provide such assistance as may be reasonably necessary for Abiogen to continue the Development and Commercialization of Licensed Products in the Ambros Territory, to the extent Ambros or its Affiliate is then performing or having performed such activities, including upon the reasonable request of Abiogen, assigning (to the extent Ambros has rights to assign) any agreements or arrangements Ambros or its Affiliate have with any Third Party that are solely for the Development, distribution, sale or other Commercialization of Licensed Products; and (ii) Ambros shall provide Abiogen with copies of any promotional and marketing materials generated by or on behalf of Ambros with respect to Licensed Products prior to the effective date of termination. If this Agreement is terminated by Ambros pursuant to Sections 13.4 due to breach by Abiogen, Abiogen shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Ambros. If this Agreement is terminated by Ambros pursuant to Section 13.2 or by Abiogen pursuant to Sections 13.3 or 13.4, Ambros shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Ambros.

(e)          Inventory.  In the event that this Agreement is terminated in its entirety, Abiogen shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Ambros or its Affiliates as of the date of termination, at (i) no price (i.e., such inventory shall be transferred at no cost to Abiogen) if terminated pursuant to Section 13.4 due to breach by Ambros, or (ii) a price equal to the transfer price paid by Ambros to Abiogen for such inventory for other terminations.  Notwithstanding the foregoing, if this Agreement is terminated by Ambros pursuant to Section 13.4 due to breach by Abiogen, upon Ambros’ request, at its sole discretion, Abiogen shall re-purchase any and/or all of its inventory of the Licensed Products, at a price equal to Ambros’ manufacturing cost therefor. Ambros shall also have the right to continue to be permitted to sell such inventory for up to at least [***] months after the effective date of termination of this Agreement, subject to continued obligations to make payments under Article 8 for such sales of inventory.

(f)         Terminated Product.  In the event this Agreement is not terminated in its entirety, but rather is terminated on a Licensed Product-by-Licensed Product basis pursuant to Section 13.2, then, notwithstanding anything to the contrary in this Section 13.7, the consequences of termination described herein shall only apply to such terminated Licensed Product, and this Agreement shall remain in full force and effect with respect to all Licensed Products other than such terminated Licensed Product.

(g)      Sublicense Agreements. Upon the request of Abiogen, Abiogen shall enter into direct sublicense agreements with each of Ambros’ Sublicensees which request such a sublicense agreement.

(h)         No Additional Financial Terms.  For the avoidance of doubt, in the event this Agreement is terminated, no amounts under Article 8 shall become payable by Abiogen to Ambros.

13.8       Survival.  Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination.  Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Section 9.4(e), Section 10.9, Section 13.6, Section 13.7, this Section 13.8, Section 13.9, Article 8 (to the extent, and with respect to, any payment obligations that have accrued prior to the date of expiration or termination), Article 11, Article 12, Article 14, Article 15 and Article 1 (to the extent defined terms therein are referenced in any of the foregoing Sections or Article).

13.9      Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 14
DISPUTE RESOLUTION

14.1       Disputes; Internal Resolution.  The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation.  To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.4, if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within [***] days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of Abiogen (or one of its Affiliates) and Ambros (the “Executive Officers”) for attempted resolution by good faith negotiations within [***] days after notice referring to the dispute is received.  If the dispute is not resolved within such [***] days, then the dispute shall be resolved by arbitration in accordance with Section 14.2 and thereafter neither Party shall have any further obligation under this Section 14.1. Notwithstanding the foregoing, and without waiting for the expiration of any such [***]-day periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.

14.2       Arbitration. All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be finally settled by arbitration under the Rules of the Arbitration of the International Chamber of Commerce (“ICC” and “ICC Rules”) then in effect, by a tribunal comprised of three arbitrators.  Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [***] days after the second arbitrator’s appointment. If the two nominated arbitrators fail to nominate the third arbitrator, then the third arbitrator, who shall serve as the presiding arbitrator, will be appointed according to the ICC Rules. The arbitral proceeding will be conducted in accordance with the ICC Rules.

(a)       The seat, or legal place, of arbitration shall [***].  The language of the arbitration shall be English.  The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay.  Judgment on the award may be entered in any court of competent jurisdiction.

(b)        Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(c)         The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of both Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.

14.3       Governing Law.  This Agreement shall be governed by and construed under, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of [***], without giving effect to any choice of law rules or principles. The United Nations Convention on International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

ARTICLE 15
MISCELLANEOUS

15.1        Entire Agreement; Amendment.  This Agreement, including the Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement, but without prejudice to the Note and that certain letter between the Parties regarding “Board Observer and Pro Rata Rights” dated as of even date with such Note.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2        Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and action or inaction of any Governmental Authority (including export controls).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than [***] days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3       Export Control.  Each Party agrees not to export, directly or indirectly, any technical data it acquires from or provides to the other Party in violation of United States export laws or regulations before, upon or after the Effective Date.  Each Party agrees that its performance hereunder shall at all times comply with all applicable Laws, rules, regulations and ordinances of the United States and all other applicable jurisdictions.  Ambros shall have the right to terminate this Agreement without any financial obligation to Abiogen if the license Abiogen grants hereunder is prohibited or delayed for more than [***] days due to a violation of United States export laws and regulations.

15.4       Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) [***] Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Abiogen:	Address: Via Meucci 36
56121 Ospedaletto- Pisa
Italy

[***]

with copies to (which shall not constitute notice):

[***]

If to Ambros:	[***]

with copies to (which shall not constitute notice):

Cooley LLP 500 Boylston Street, Floor 14 Boston, MA 02116

[***]

15.5       No Strict Construction; Headings.  This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.6       Assignment; Change of Control.

(a)        Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party which shall not be unreasonably withheld, except that either Party may make such an assignment or a transfer without the other Party’s consent to an Affiliate of such Party.

(b)        Notwithstanding Section 15.6(a), either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control (other than pursuant to an assignment for the benefit of creditors), provided that any such assignment in connection with a Change of Control of Ambros that occurs prior to completion of the earlier of (a) an initial public offering of Ambros and (b) Phase 3 Completion, shall require the prior written consent of Abiogen (such consent not to be unreasonably conditioned, withheld, or delayed). Such consent shall not be required in the event that [***].

(c)         Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any assignment or attempted assignment by either Party in violation of the terms of Sections 15.6(a) and 15.6(b) shall be null, void and of no legal effect.

15.7       Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.8        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.9       Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable in any forum, such provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.10       No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.11      Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.12    English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.13     Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.14      Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

15.15       Each Party to this Agreement shall, in exercising their respective rights and complying with their respective obligations under this Agreement at all times act in good faith.

{Signature Page Follows}

In Witness Whereof, the Parties have executed this License and Development Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Abiogen Pharma SpA		Ambros Therapeutics, Inc.

By:	/s/ Massimo Di Martino	By:	/s/ Gregory J. Flesher

Name: Massimo Di Martino		Name: Gregory J. Flesher

Title: Managing Director		Title: Chief Executive Officer

Schedule 1.2
Abiogen Licensed Patents
[***]

Schedule 1.51
Licensed Compounds
[***]

Schedule 2.3
Certain Abiogen Technology
[***]

Schedule 3.2
Baseball Arbitration
[***]

Schedule 4.4
Initial Development Plan
[***]

Schedule 10.2(k)
Existing Agreements
[***]